Exhibit 10.8

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

LICENSE AGREEMENT

by and between

BIOCRYST PHARMACEUTICALS, INC.

and

SEQIRUS UK LIMITED

Dated as of June 16, 2015

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

TABLE OF CONTENTS

Article 1 DEFINITIONS		1
1.1.	Defined Terms	1
Article 2 LICENSE GRANT, RETAINED RIGHTS AND PROVISION OF DATA		12
2.1.	License Grant; Reservation of Rights	12
2.2.	Manufacturing	13
2.3.	Retained Rights	13
2.4.	Stockpile Sales	14
2.5.	Transfer of BioCryst Know-How	14
2.6.	Covenants re Commercialization of Certain Products	14
2.7.	Purchase and Sale of Compound	15
2.8.	Right of First Negotiation	15
Article 3 REGULATORY MATTERS; DATA; SUPPLY		15
3.1.	General and Post-Marketing Commitments	19
3.2.	Data	18
3.3.	Cooperation	19
3.4.	Sale and Purchase of Existing Licensed Product Inventory	19
3.5.	Target Sales Forecast	20
3.6.	Use of Contractors	20
Article 4 GOVERNANCE		20
4.1.	Joint Steering Committee	20
4.2.	JSC Membership; Appointment of Alliance Manager	20
4.3.	JSC Co-Chairs	21
4.4.	JSC Meetings	21
4.5.	Day-to-Day Decision-Making Authority	21
Article 5 DEVELOPMENT.		21
Article 6 COMMERCIALIZATION.		22
6.1.	General	22
6.2.	Commercialization Plan	22
6.3.	Amendments	23
6.4.	Costs of Commercialization	23
6.5.	Promotional Material	23
6.6.	Trademark, Domain Names and other Intellectual Property	23
6.7.	Commercialization Inside and Outside of Territory	24
6.8.	Assumption of Price Reporting Obligations	24

-i-

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

Article 7 ADVERSE EVENT AND PRODUCT COMPLAINT REPORTING; RECALL		24
7.1.	Before the Global PV Transfer Date	24
7.2.	Global PV Transfer Date	25
7.3.	After the Global PV Transfer Date	25
7.4.	Recall	25
7.5.	Pharmacovigilance Agreement	26
Article 8 INSURANCE		26
8.1.	Required Insurance	26
8.2.	Premium	26
8.3.	Evidence of Coverage	27
Article 9 PAYMENTS		27
9.1.	Signing Fee	27
9.2.	Milestone Payments	27
9.3.	Royalty Payments	27
9.4.	Payments	30
9.5.	Taxes	30
9.6.	Audit Rights	31
Article 10 INTELLECTUAL PROPERTY		31
10.1.	Prosecution and Maintenance of BioCryst Patents	31
10.2.	Inventions; License of CSL Intellectual Property Rights	32
10.3.	Infringement and Post-Grant Proceedings by Third Party	32
10.4.	Claimed Infringement	34
Article 11 PUBLICITY; CONFIDENTIALITY.		35
11.1.	Press Releases and Other Disclosures	35
11.2.	Publications	35
11.3.	Confidential Information	35
11.4.	SEC Disclosure of this Agreement	36
11.5.	Authorized Disclosure	36
11.6.	Application to Earlier Information	37
11.7.	Specific Performance	37
11.8.	Return of Confidential Information	37

-ii-

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

Article 12 REPRESENTATIONS, WARRANTIES AND COVENANTS		38
12.1.	By BioCryst	38
12.2.	By Both Parties	39
12.3.	Disclaimer	40
12.4.	Exclusion of Consequential Damages; Limitation of Remedy	40
Article 13 TERM AND TERMINATION		41
13.1.	Term	41
13.2.	Termination By BioCryst	41
13.3.	Termination By CSL	41
13.4.	Effect of Termination	42
Article 14 DISPUTE RESOLUTION		45
14.1.	General	45
14.2.	Informal Mediation	45
14.3.	Escalation	46
14.4.	Arbitration	46
14.5.	No Arbitration of Intellectual Property Issues	46
Article 15 INDEMNIFICATION		46
15.1.	Indemnification by CSL	46
15.2.	Indemnification by BioCryst	47
15.3.	Indemnification Procedures	47
Article 16 MISCELLANEOUS		48
16.1.	Assignment	48
16.2.	Section 365(n)	48
16.3.	Governing Law; Venue	49
16.4.	Severability	49
16.5.	Notices	50
16.6.	No Waiver	51
16.7.	Further Assurances	51
16.8.	No Third-Party Beneficiaries	51
16.9.	Relationship of the Parties	51
16.10.	Government Funding	51
16.11.	Cost	51
16.12.	Interpretation	52
16.13.	No Modifications	52
16.14.	Entire Agreement	52
16.15.	Force Majeure	53
16.16.	Counterparts	53

-iii-

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

LICENSE AGREEMENT

This LICENSE AGREEMENT, including any schedules, annexures, attachments or exhibits hereto (this “Agreement”) is entered into as of June 16, 2015 (the “Effective Date”) by and between BIOCRYST PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware having offices at 4505 Emperor Blvd., Suite 200, Durham, NC 27703 (“BioCryst”), and SEQIRUS UK LIMITED, a limited company organized under the laws of the United Kingdom, having a business address at 100 New Bridge Street, London, England, EC4V 6JA (“CSL”). BioCryst and CSL are each referred to herein by name or individually as a “Party” or collectively as the “Parties.”

BACKGROUND

WHEREAS, BioCryst owns or controls patents, know-how and other intellectual property related to a compound known as Peramivir.

WHEREAS, CSL or its Affiliates have expertise in the manufacture, sale and distribution of pharmaceutical products in the Territory (as defined below).

WHEREAS, CSL wishes to obtain from BioCryst, and BioCryst wishes to grant to CSL, in the Territory only, certain rights and licenses under certain of BioCryst’s patents, know-how and trademarks to manufacture and sell Licensed Products (as defined below) in the Territory, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1
DEFINITIONS.

1.1.            Defined Terms. As used in this Agreement, the following terms shall have the meanings indicated:

(a)                “Act” means both the US Federal Food, Drug, and Cosmetic Act, as amended from time to time, and the regulations promulgated under the foregoing.

(b)               “Additional Finished Products” means the Licensed Products owned or controlled by BioCryst which are manufactured after the Effective Date in Finished Dosage Form for sale to CSL in accordance with Section 3.4.

(c)                “Adult Influenza Indication” means the treatment of acute influenza in patients 18 years and older or, for a given country, such other indication as agreed between the Parties.

(d)               “Affiliate” means any Person which is directly or indirectly controlling, controlled by or under common control of a Party, for so long as such control exists. For the purposes of this Section 1.1(d), “control” means, with respect to a Person, (a) the power to direct or cause direction of the management and policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (b) ownership of at least 50% of the voting securities (whether directly or pursuant to any vested and exercisable option, warrant or other similar arrangement) or other comparable equity interests. For clarity, neither of the Parties shall be deemed to be an “Affiliate” of the other.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

(e)                “Agreement Improvements” shall have the meaning set forth in Section 10.2.

(f)                “Annual Forecasted Amount” shall have the meaning set forth in Section 3.5.

(g)               “Assigned Territory” has the meaning set forth in Section 3.1(e).

(h)               “Bankruptcy Code” means Section 101(35A) of Title 11 of the United States Code, as amended.

(i)                 “BioCryst Development Agreements” means the following agreements:

(i)                 The agreement between BioCryst and the Department of Health and Human Services last signed 3 January 2007, with contract number HHS0100200700032C;

(ii)               the UAB Agreement.

(j)                 “BioCryst Existing Manufacturers” means BioCryst’s contract manufacturers of Licensed Product and Compound as at the Effective Date, as set forth in Schedule 1.1(i) attached hereto and their permitted licensees.

(k)               “BioCryst FDA Post-Marketing Commitments” has the meaning set forth in Section 3.1(a).

(l)                 “BioCryst Filed NDA” has the meaning set forth in Section 3.1(a).

(m)             “BioCryst Know-How” means Know-How owned or Controlled by BioCryst on the Effective Date or during the term of this Agreement.

(n)               “BioCryst Indemnitees” has the meaning set forth in Section 15.1.

(o)               “BioCryst Intellectual Property Rights” means all Intellectual Property Rights owned or Controlled by BioCryst on the Effective Date or during the term of the Agreement, including but not limited to BioCryst Know-How, the BioCryst Marks, and BioCryst Patents.

(p)               “BioCryst-Led Regulatory Activities” has the meaning set forth in Section 3.1(b).

(q)               “BioCryst Marks” shall have the meaning set forth in Section 6.6(a).

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

(r)                 “BioCryst Patents” means those Patents owned or Controlled by BioCryst on the Effective Date or during the term of the Agreement that are filed or issued in the Territory, solely to the extent such Patents include claims that Cover the making, Development, Commercialization, use, manufacture, sale, offer for sale or importation of Licensed Products, which Patents existing as of the Effective Date are set forth on Schedule 1.1(r).

(s)                “BioCryst Stockpile Sale” means a sale of Licensed Products by BioCryst or a licensee to a U.S. Government Entity solely for U.S. Government Stockpiling Purposes.

(t)                 “Business Day” means a day which is not a Saturday or Sunday or public holiday in any of London, England; Melbourne, Australia; or Raleigh, U.S.A.

(u)               “Channel Inventory” means the Licensed Product set forth in Schedule 1.1(u) sold by BioCryst to Third Parties prior to the Effective Date.

(v)               “Co-Chair” shall have the meaning set forth in Section 4.3.

(w)             “Commercialization” means, with respect to the Licensed Products, any and all processes and activities conducted to permit, establish, promote and maintain Sales for the Licensed Products, including negotiating and obtaining pricing and reimbursement approvals, offering for sale, detailing, manufacturing, commercializing (including launch), promoting, marketing (including education and advertising activities), storing, transporting, supporting, distributing, and importing the Licensed Products. “Commercialize” and “Commercializing” shall have their correlative meanings.

(x)               “Commercialization Plan” shall have the meaning set forth in Section 6.2.

(y)               “Commercial Net Sales” means Net Sales of Licensed Products excluding any Net Sales resulting from CSL Stockpile Sales.

(z)                “Compound” means the chemical compound known as “Peramivir” having the following chemical structure:

(1S,2S,3R,4R)-3-[(1S)-1-(acetylamino)-2-ethylbutyl]-4-(carbamimidoylamino)-2-hydroxycyclopentanecarboxylic acid, trihydrate including the pharmaceutically active derivatives thereof, such as, but not limited to, anhydrous forms, salts, esters, prodrugs, metabolites, tautomers, isomers, labeled compounds, conjugates, complexes, and other related compounds thereof.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

(aa)            “Compulsory License” means a patent license that is ordered to be issued by a Governmental Entity to perform (or have performed) activities for the Development and Commercialization of a Licensed Product in that country, with the ultimate purpose of enabling a Third Party to market and sell such Licensed Product in the country in which such license is issued for the benefit of public health or for public policy reasons of the country in which it is issued.

(bb)           “Confidential Information” has the meaning set forth in Section 11.3.

(cc)            “Controlled” means, with reference to Intellectual Property Rights as to which a Party or any of its Affiliates is not the exclusive owner, the right of such Party or Affiliate to grant a license or sublicense with respect thereto to the other Party hereto without the consent of the person that co-owns such Intellectual Property Rights or has licensed or sublicensed such Intellectual Property Rights to such Party or Affiliate, without violating any obligation owed to that person.

(dd)          “Cost of Goods Sold” means, with respect to a Licensed Product sold by CSL or Permitted Sublicensee, the direct costs incurred by CSL or Permitted Sublicensee in manufacturing or acquiring such Licensed Product, calculated in accordance with GAAP.

(ee)            “Costs” has the meaning set forth in Section 16.11.

(ff)             “Cover”, “Covering” or “Covered” means, with respect to a compound, product, technology, process or method, that, in the absence of ownership of or a license granted under a Valid Claim, the manufacture, use, offer for sale, sale or importation of such compound or product or the practice of such technology, process or method, would infringe such Valid Claim.

(gg)           “CSL Indemnitees” has the meaning set forth in Section 15.2.

(hh)           “CSL Know-How” means all Know-How exclusively owned or Controlled by CSL that is created by CSL after the Effective Date in the exercise of its rights under this Agreement; used by CSL or any of its Affiliates in the Development, manufacture or Commercialization of a Licensed Product and that solely relates to Licensed Products or the Compound.

(ii)               “CSL Patent Rights” means all Patents in the Territory exclusively owned or Controlled by CSL that are created or acquired by CSL after the Effective Date in the exercise of its rights under this Agreement by CSL; that Cover the Development, manufacture or Commercialization of a Licensed Product and that solely relates to Licensed Products.

(jj)               “CSL Stockpile Sale” means a Sale of Licensed Products by CSL or any of its Permitted Sublicensees for Stockpiling Purposes to a Governmental Entity in any part of the Territory, other than to a U.S. Government Entity for U.S. Government Stockpiling Purposes.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

(kk)           “Data” means any and all research, pharmacology, medicinal chemistry, chemistry, manufacturing and controls, nonclinical, clinical and other data (including investigator reports and clinical study reports (both preliminary and final), statistical analyses, expert opinions and reports, safety and other electronic databases), medical information, pharmacovigilance information or Regulatory Information, in each case, relating to any Licensed Product.

(ll)               “Data Exclusivity Right” means the right or protection, granted by a Regulatory Authority in a jurisdiction, providing with respect to a drug product in such jurisdiction: (i) marketing exclusivity that prevents the Regulatory Authority from accepting or approving an application for Marketing Authorisation such as a an NDA(whether new or abbreviated), a Biologics License Application or an application relating to a biosimilar product submitted by a party other than the Parties (or their Affiliates, or licensees or sublicensees as applicable), for a pharmaceutical product (including a generic, biosimilar, similar medicinal product or generic or competing version of a pharmaceutical product) that is the same or a bioequivalent of the drug product, such as through new molecular entity or biological product or orphan drug or paediatric exclusivity designation by the applicable Regulatory Authority, or an exclusive right to sell pursuant to the data exclusivity provisions such as those under EC Directives 2004/27/EC and 2001/83/EC and Regulation 726/2004/EC; or (ii) data protection for regulatory data relating to the drug product against unfair commercial use or public release consistent with, or no less stringent than, Article 39.3 of the TRIPS Agreement.

(mm)       “Development” means, with respect to any Licensed Product, any and all research, development, pre-clinical, clinical and regulatory activities for such product, which may involve nonclinical studies, studies of chemistry, manufacturing and controls, clinical trials, regulatory affairs and other regulatory activities, quality of life assessments, pharmacoeconomics, post-marketing studies, label expansion studies, and further activities related to development of such product to a stage ready for Commercialization thereof, but excluding any BioCryst FDA Post-Marketing Commitments and any BioCryst-Led Regulatory Activities. “Develop” and “Developing” shall have their correlative meanings.”

(nn)           “Diligent Efforts” means, with respect to CSL, a commitment by or on behalf of CSL to use reasonable, diligent, good faith efforts to Commercialize any Licensed Product consistent with CSL’s practices in diligently and actively pursuing commercialization of its other pharmaceutical products at a similar stage of product life, with similar safety and efficacy profiles, and of similar commercial potential, taking into account product labeling or anticipated labeling, present and future market potential, past performance of such Licensed Product, financial return, medical and clinical considerations, the extent of Legal Exclusivity relating to such Licensed Product, present and future regulatory environment and competitive market conditions, all as measured by the facts and circumstances at the time such efforts are due (which practices shall be no less diligent or comprehensive than the practices which are customary in the pharmaceutical industry with respect to, and shall include at least the same level of reasonable, diligent, good faith efforts as would be devoted by, other pharmaceutical companies of a similar size to CSL in the Territory for such similar pharmaceutical products, taking into account the same factors described above).

(oo)           “Effective Date” has the meaning set forth in preamble.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

(pp)           “EMA” means the European Medicines Agency or any successor entity.

(qq)           “European Union” for purposes of this Agreement means the European countries in which the EMA exercises jurisdiction at any time during the term of this Agreement. As of the Effective Date, the EMA Countries are Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, and United Kingdom as well as the Iceland, Liechtenstein and Norway.

(rr)              “Evaluation Period” has the meaning set forth in Section 2.8.

(ss)             “Ex-US BioCryst Filed NDA” has the meaning set forth in Section 3.1(e).

(tt)              “Existing Licensed Product Inventory” means: (i) the inventory of Licensed Products in Finished Dosage Form owned or controlled by BioCryst as of the Effective Date (to avoid doubt, including the Channel Inventory); and (ii) the inventory of Additional Finished Products, in each case in the amount set forth in Schedule 3.4.

(uu)           “FDA” means the United States Food and Drug Administration, or any successor entity thereto.

(vv)           “Field” means the diagnosis, prevention and/or treatment of all forms of influenza in humans.

(ww)       “Finished Dosage Form” means, in respect of a Licensed Product, fully-finished, packaged for sale in the United States, and in compliance with the Specifications and other requirements of Schedule 3.4.

(xx)           “Force Majeure Events” has the meaning set forth in Section 16.15.

(yy)           “GAAP” means then-current generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board or any successor entity or other entity generally recognized as having the right to establish such principles, in each case consistently applied.

(zz)            “Generic Product” means, with respect to a Licensed Product, any pharmaceutical product, other than such Licensed Product that is marketed for sale other than by CSL, and (a) is approved for sale in part or sole reliance on the prior approval of such Licensed Product, as determined by the applicable Regulatory Authority or (b) is otherwise substitutable for such Licensed Product under applicable Laws by a pharmacist without the intervention of the prescribing physician.

(aaa)         “Global PV Transfer Date” has the meaning set forth in Section 7.2.

(bbb)       “Government Pricing Agreements” has the meaning set forth in Section 6.8.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

(ccc)         “GMP” means current Good Manufacturing Practices as defined by the regulatory authority where the Product has a Marketing Approval. In the United States, GMP shall be as defined under the rules and regulations of the FDA and in the EU, GMP is as defined in Commission Directives 91/356/EEC, as amended by Directive 2003/94/EC, and 91/412/EEC respectively, as the same may be amended from time to time.

(ddd)      “Governmental Entity” means any of the following: any parliament, legislature, agency, bureau, branch, department, ministry, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body or other similar recognized organization or body of any federal, state, provincial, county, municipal, local or foreign government or other similar recognized organization or body exercising similar powers or authority, including any agency or department thereof and any entity controlled or supervised by and acting as an instrument of such Governmental Entity.

(eee)         “Gross Profit” means the Net Sales less the Cost of Goods Sold.

(fff)          “Health Canada” means the Health Products and Food Branch of Health Canada or any successor entity.

(ggg)       “ICC Rules” has the meaning set forth in Section 14.4.

(hhh)       “Indemnified Party” has the meaning set forth in Section 15.3.

(iii)             “Indemnifying Party” has the meaning set forth in Section 15.3.

(jjj)             “Infringement” has the meaning set forth in Section 10.3(a).

(kkk)       “Infringement Costs” has the meaning set forth in Section 10.3(b).

(lll)             “Infringement Defense Costs” has the meaning set forth in Section 10.4.

(mmm) “Insolvency Event” means, with respect to any Party, the occurrence of any of the following: (i) such Party shall commence a voluntary case concerning itself under any bankruptcy, liquidation or insolvency code; (ii) an involuntary case is commenced against such Party under any bankruptcy, liquidation or insolvency code and the petition is not controverted within ten (10) business days, or is not dismissed within sixty (60) days, after commencement of the case; (iii) a custodian is appointed for, or takes charge of, all or substantially all of the property of such Party or such Party commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to such Party or there is commenced against such Party any such proceeding which remains undismissed for a period of sixty (60) days; (iv) any order of relief or other order approving any such case or proceeding is entered; (v) such Party is adjudicated insolvent or bankrupt; (vi) such Party suffers any appointment of any custodian, receiver or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of sixty (60) days; (vii) such Party makes a general assignment for the benefit of creditors; (viii) such Party shall be unable to pay, its debts generally as they become due; (ix) such party shall call a meeting of its creditors with a view to arranging a compromise or adjustment of its debts; (x) such Party shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing; or (xi) any corporate, limited liability company, partnership or individual action, as applicable, is taken by such Party for the purpose of effecting any of the foregoing.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

(nnn)           “Intellectual Property Rights” means all Patent, know-how, copyright, trade secret, trademark and other proprietary and intellectual property rights, or any application or right to apply for registration of such rights, anywhere in the world.

(ooo)           “JSC” or “Joint Steering Committee” shall have the meaning set forth in Section 4.1.

(ppp)          “Know-How” means all proprietary or non-public scientific and technical information, know-how, inventions, improvements, trade secrets, Data, materials and technology (whether patented, patentable or not) that relates to a Licensed Product, including but not limited to (a) medical, clinical, toxicological or other scientific Data; (b) pharmaceutical, chemical or biological materials, products or compositions, (c) tests, assays, techniques, data, methods, procedures, formulas or processes, (d) technical, medical, clinical, toxicological or other scientific data or other information relating to any of the foregoing, and (e) drawings, plans, designs, diagrams, sketches, specifications or other documents containing or relating to such information or materials, and (f) processes and analytical methodology; in each case useful in the making, use, sale, importation, Development, manufacture or Commercialization of a Licensed Product.

(qqq)          “Know-How Transfer Plan” has the meaning set forth in Section 2.5.

(rrr)            “Law” means, individually and collectively, any and all laws, ordinances, rules, directives and regulations of any kind whatsoever of any governmental or regulatory authority within the applicable jurisdiction.

(sss)          “Legal Exclusivity” means, with respect to a Licensed Product and a country or region, the existence of: (a) a Valid Claim that Covers such Licensed Product in such country or region, or (b) a Data Exclusivity Right applicable to the Licensed Product in such country or region.

(ttt)            “Licensed Product” means all pharmaceutical preparations and methods of administration of the Compound in all dosage strengths, for use in the Field. For the avoidance of doubt, “Licensed Product” shall include any formulations and methods of administration, including intravenous, subcutaneous, intramuscular formulations and oral formulations, of any pharmaceutical preparation of the Compound.

(uuu)        “Losses” has the meaning set forth in Section 15.1.

(vvv)       “Manufacturing Responsibility Transfer Date” has the meaning set forth in Section 2.2.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

(www) “Marketing Approval” means, with respect to a particular product in a particular jurisdiction, all approvals, licenses, registrations or authorizations by a Regulatory Authority or other Governmental Entity necessary for the Commercialization of such product in such jurisdiction. Marketing Approval shall be deemed to have been received upon first receipt by a Party or its designee of notice from the applicable Regulatory Authority that Commercialization of such product has been approved in such jurisdiction. For the avoidance of doubt, any FDA authorization in connection with any sale of Licensed Product for emergency use under section 564 of the Federal Food, Drug, and Cosmetic Act shall not constitute a “Marketing Approval”. For the avoidance of doubt, “Marketing Approval” does not include pricing, reimbursement or formulary listings or approvals or the like, or product labeling or promotional materials approvals or the like.

(xxx)       “NDA” means a New Drug Application, as defined in the Act, including all supplements and amendments thereto, or an equivalent application filed with the applicable Regulatory Authority, for the approval of a Licensed Product as a new drug by the applicable Regulatory Authority in the Territory.

(yyy)       “NDA Transfer Date” has the meaning set forth in Section 3.1(a).

(zzz)         “Negotiation Period” has the meaning set forth in Section 2.8.

(aaaa)     “Net Sales” means, with respect to a Licensed Product sold by CSL or Permitted Sublicensees, the gross amount invoiced by CSL or its Permitted Sublicensee to Third Parties that are not Permitted Sublicensees (or in the case of a Sale otherwise than at arm’s length price, the price which would have been invoiced in a bona fide arm’s length Sale), less, only as applicable to Licensed Products Sold, (a) trade, quantity and cash discounts; (b) sales, import, export, customs, and value added taxes, in each case included in the invoice or in the invoice price to such Third Parties; (c) freight, handling, insurance and other transportation or distribution charges and fees to the extent included in the invoice to such Third Parties; (d) (i) amounts repaid, credited or accrued by reason of rejections, recalls or returns (but excluding returns under CSL Stockpile Sales for any reason other than defect or order error), or (ii) because of chargebacks, allowances, adjustments, refunds or billing errors; (e) payments and rebates related to the sale of such Licensed Products accrued, paid or deducted pursuant to governmental regulations (e.g., Medicaid unit rebate amount); and (f) any amounts actually written off or specifically identified as uncollectible, in accordance with GAAP consistently applied. Use of Licensed Products for promotional, sampling or compassionate use purposes shall not be considered in determining Net Sales. Such amounts shall be determined from books and records maintained in accordance with United States GAAP in the Territory. No deductions shall be made for commissions paid to individuals, whether they are with independent sales agencies or regularly employed by CSL or Permitted Sublicensees, and on its payroll, or for the cost of collections. Sales of Licensed Product for the use in conducting research or development (including clinical trials) in order to obtain Regulatory Approvals of Licensed Product shall be excluded from Net Sales calculations for all purposes. Compassionate use shall also be excluded from Net Sales calculations for all purposes.

(bbbb)   “New Opportunity” has the meaning set forth in Section 2.8.

(cccc)     “Outside Date” has the meaning set forth in Section 3.1(b)(ii).

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

(dddd) “Patent” means any of the following, whether existing now or in the future anywhere in the world: (a) patents and patent applications; (b) continuations, continuations-in-part, provisionals, divisionals and substitute applications with respect to any such patent application; (c) any patents issued based on or claiming priority to any such patent applications; (d) any reissue, reexamination, renewal, patents of addition, or extension (including any supplemental patent certificate) of any such patents; and (e) any confirmation patent or registration patent or patent of addition based on any such patents.

(eeee)     “Pediatric Influenza Indication” means the treatment of acute influenza in patients under 18 years of age or, for a given country, such other indication as agreed between the Parties.

(ffff)       “Permitted Sublicensee” means any Affiliate or Third Party to which CSL has granted any sublicense under the licenses granted by BioCryst to CSL pursuant to Section 2.1 and 3.6.

(gggg)   “Person” means any natural person or any corporation, company, partnership, joint venture, firm, Governmental Entity or other entity, including a Party.

(hhhh)   “Pharmacovigilance Agreement” means a separate pharmacovigilance agreement between the Parties, in substantially the form attached hereto as Schedule 7.5.

(iiii)           “Post-Grant Proceeding” means any and all proceedings before any national patent authority that involves the review, examination, analysis or any combination thereof of any issued Patent, including without limitation post grant review proceedings, inter partes review proceedings, supplemental examinations, patent inference proceedings, opposition proceedings, and reexaminations.

(jjjj)           “Proceeds” has the meaning set forth in Section 10.3(b).

(kkkk)   “Promotional Material” means all Licensed Product packaging and labeling, and all written, printed, graphic, electronic, audio or video matter, including journal advertisements, sales visual aids, leave behind items, formulary binders, reprints, direct mail, direct-to consumer advertising, Internet postings and information on websites, training materials, broadcast advertisements and sales reminder aids, in each case created by a Party or on its behalf and used or intended for use in connection with any promotion of a Licensed Product in the Territory.

(llll)           “Publishing Party” has the meaning set forth in Section 11.2.

(mmmm)    “Quality Agreement” means a separate quality agreement between the Parties.

(nnnn)   “Rapivab Indication” means the same indications and usage as approved in the United States, as of the Effective Date.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

(oooo)   “Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other Governmental Entity with authority over the Development, Commercialization or other use (including the granting of Marketing Approvals) of any Licensed Product in any jurisdiction, including the FDA.

(pppp)   “Regulatory Filings” means all submissions, applications, filings and approvals by, with or from any Regulatory Authority.

(qqqq)   “Regulatory Information” means all regulatory and technical information which is useful and necessary in connection with applying for, obtaining and maintaining Regulatory Filings and Marketing Approvals including all clinical, preclinical, chemistry and manufacturing controls information relating to a Licensed Product, risk management plans, product safety update reports, or product quality reviews, GMP certifications in relation to the manufacture, testing, release and qualification of the Licensed Product and the Compound.

(rrrr)         “Reviewing Party” has the meaning set forth in Section 11.2.

(ssss)       “Royalty Term” means, on a country-by-country basis, the period beginning on the Effective Date and ending on the later of: (1) the expiry of Legal Exclusivity in such country; and (2) the date that is ten (10) years from the Effective Date.

(tttt)         “Sale”, “Sold” or “Sell” means the sale, transfer or disposition of any Licensed Product for value to a Third Party (whether an end user, wholesaler or otherwise) by a Party.

(uuuu)   “Senior Officers” has the meaning set forth in Section 14.3.

(vvvv)   “SEC” has the meaning set forth in Section 11.4.

(wwww)   “Specifications” has the meaning set forth in Schedule 3.4.

(xxxx)   “Stockpiling Purposes” means, the purchase of Licensed Products by a Governmental Entity in the Territory, for the purpose of stockpiling a quantity of Licensed Products in preparation for a possible future outbreak of pandemic influenza and not for the purpose of satisfying seasonal demand for Licensed Products in the ordinary course.

(yyyy)   “Stockpile Sale” means a sale of Licensed Products to a Governmental Entity for Stockpiling Purposes.

(zzzz)     “Target Sales Forecast” shall have the meaning set forth in Section 3.5.

(aaaaa)  “Territory” means worldwide, excluding Israel, Japan, South Korea and Taiwan.

(bbbbb)   “Third Party” means any entity other than CSL or BioCryst or their respective Affiliates.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

(ccccc)     “Third-Party Claim” has the meaning set forth in Section 15.3.

(ddddd)    “Transfer” has the meaning set forth in Section 16.1.

(eeeee)  “UAB License” means the agreement dated as of November 23, 1994 by and between, on the one hand, The UAB Research Foundation (“UAB”) and, on the other hand, BioCryst, as amended and as it may be hereafter amended from time to time.

(fffff)    “U.S. Government Entity” means the federal government of the United States of America and any of its branches and instrumentalities, including its departments, agencies, bureaus, commissions, boards, courts, corporations, offices, and other entities, and any divisions or units thereof (and for the purposes of U.S. Government Stockpiling Purposes includes any U.S. state, county, municipal, or local government body, including any agency or department thereof and any entity controlled or supervised by and acting as an instrument of any such body).

(ggggg)    “U.S. Government Stockpiling Purposes” means purchase of Licensed Products by a U.S. Government Entity for use in the United States: (i) pursuant to the U.S. Government ‘Strategic National Stockpile’ program (or any successor program), or (ii) for the purpose of stockpiling a quantity of Licensed Products in preparation for a possible future outbreak of pandemic influenza and not for the purpose of satisfying seasonal demand for Licensed Products in the ordinary course.

(hhhhh)     “Valid Claim” means a claim in any BioCryst Patent that is either: (1) contained in an unexpired and issued Patent that has not been revoked or held invalid by a final unappealable decision of a court or governmental agency of competent jurisdiction and which is not appealable or has not been appealed within the time allowed for appeal, and which has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise, or (2) contained in a pending Patent application that has not been pending for more than seven years from the applicable priority date and that has not been abandoned.

Article 2
LICENSE GRANT, RETAINED RIGHTS AND PROVISION OF DATA.

2.1 License Grant; Reservation of Rights. Subject to all of the rights retained by BioCryst under Sections 2.2 and 2.3, BioCryst hereby grants CSL an exclusive, sublicensable (to the extent set forth below in this Section 2.1 and Section 3.6), transferable (to the extent set forth in Section 16.1), right and license under the BioCryst Patents and BioCryst Know-How to make, have made, use, sell, offer for sale, import, Develop, have Developed, manufacture, have manufactured, Commercialize and have Commercialized Licensed Products solely in the Field and in the Territory; including in connection with any CSL Stockpile Sales. BioCryst acknowledges and agrees that the license and sublicense rights granted by BioCryst under this Agreement may be exercised by CSL’s Affiliates, without the need for any further agreement to be put in place between the Parties or the relevant CSL Affiliate, provided, however, that CSL shall remain liable for the acts and omissions of all such Affiliates, as if all such acts or omissions were made directly by CSL. Other than as expressly set forth in herein, no other licenses to the BioCryst Intellectual Property Rights or otherwise (including but not limited to rights in BioCryst Intellectual Property Rights outside the Field and outside the Territory) are granted in this Agreement. If CSL desires to sublicense all or any portion of the rights and licenses granted to CSL under this Section 2.1 (other than a limited sublicense as permitted under Section 3.6, which shall not require the prior approval of BioCryst), CSL may grant such sublicense following receipt of the prior written approval of BioCryst, which approval shall not be unreasonably withheld or delayed. Subject to the foregoing, CSL shall not be permitted to grant sublicenses under the licenses granted to CSL under this Section 2.1.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

2.2.            Manufacturing. The Parties anticipate that any Licensed Product required for sale by or for CSL in the Territory, beyond the Existing Licensed Product Inventory, shall be manufactured by or on behalf of CSL. Upon request by CSL, BioCryst will consent to and cooperate in facilitating and use commercially reasonable efforts to procure direct manufacturing, supply or services relationships between CSL and BioCryst Existing Manufacturers, or other Third Parties with whom BioCryst has existing contractual relationships relating to the Compound (which may include other licensees) on no less favorable price terms than are made available to BioCryst, and will otherwise reasonably cooperate with CSL in connection with CSL undertaking the manufacture of Licensed Product (other than Existing Licensed Products Inventory). CSL shall provide BioCryst with at least *** days’ notice of the date on which BioCryst will no longer be responsible for the manufacturing of Licensed Product to be sold by or on behalf of CSL (such date being the “Manufacturing Responsibility Transfer Date”), provided that the Manufacturing Responsibility Transfer Date must be no earlier than *** days after the Effective Date and no later than the *** anniversary of the Effective Date. BioCryst provides its consent to CSL and any other valid rights holder outside the Territory for the manufacture outside the Territory and supply to CSL of Licensed Product, and BioCryst shall waive its right to receive royalties or like payment in connection with such manufacture and supply, provided that CSL obtains the consent of the relevant rights holder, notifies such consent to BioCryst and CSL otherwise complies with its obligations under this Agreement in respect of the Licensed Product so supplied (including without limitation in respect of the payment of royalties under Article 9). In the period prior to the Manufacturing Responsibility Transfer Date, CSL shall purchase Existing Licensed Product Inventory from BioCryst pursuant to Section 3.4 unless otherwise agreed. BioCryst agrees to reserve for a twelve-month period from the Effective Date active pharmaceutical ingredient to manufacture approximately *** finished doses of the Licensed Product. At its option, CSL may extend such twelve-month period by an additional *** years by written request.

2.3.            Retained Rights. All rights granted to CSL hereunder are subject to (i) BioCryst’s retained exclusive rights to Develop and Commercialize Licensed Products in any field outside the Territory, (ii) the rights reserved by and/or granted to UAB or the U.S. Government pursuant to a BioCryst Development Agreement, provided that BioCryst shall not exercise such rights itself or grant any further rights permitting such rights to be exercised by any Third Party other than UAB and the U.S. Government without CSL’s prior written consent, (iii) BioCryst’s non-exclusive rights to make or have made Licensed Products in the Field in the Territory solely for BioCryst Stockpile Sales, sales outside the Territory, or for sale to CSL under this Agreement, (iv) BioCryst’s retained exclusive rights to negotiate and consummate BioCryst Stockpile Sales in the United States, and (v) BioCryst’s rights to take such actions as may be reasonably necessary to satisfy the BioCryst FDA Post-Marketing Commitments, including ongoing stability studies of the Compound and/or Licensed Products. Subject to Section 2.1, Section 2.2, and Section 2.6(a) and the following sentence, CSL specifically understands and agrees that BioCryst shall have the unrestricted and fully unfettered right under the BioCryst Intellectual Property Rights outside of the Field in the Territory and outside of the Territory in the Field, including in connection with the testing, Development, manufacture and Commercialization of products Covered by the BioCryst Patents and BioCryst Know-How. Notwithstanding anything in this Agreement to the contrary, BioCryst will provide notice to CSL of any proposed development activities with respect to a Licensed Product outside the Territory within a reasonable period of time after commencement of any such development activities. Neither Party will conduct (itself or through an Affiliate or Third Party) any development activities with respect to any Licensed Product that reasonably would be expected to have an adverse impact on the Development or Commercialization of a Licensed Product by the other Party in the Field.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

2.4.            Stockpile Sales. Notwithstanding any provision contained herein to the contrary, the Parties agree and acknowledge that BioCryst, at its cost, will have the exclusive right to negotiate and consummates sales of Licensed Product to a U.S. Government Entity solely for U.S. Government Stockpiling Purposes. CSL agrees to provide to BioCryst any administrative assistance reasonably requested by BioCryst with respect to negotiating and consummating any BioCryst Stockpile Sales, to the extent permitted by applicable Law. CSL, at its cost, will lead all discussions and negotiations with the applicable Governmental Entity regarding possible CSL Stockpile Sales. BioCryst agrees to provide to CSL any administrative assistance reasonably requested by CSL with respect to negotiating and consummating any CSL Stockpile Sales. BioCryst will ask the U.S. Government if it is possible to label Stockpile Product as "SNS Only" or with a similar statement; provided, however, both parties recognize the decision regarding labeling of any stockpile order is a U.S. Government decision.

2.5.            Transfer of BioCryst Know-How. BioCryst shall transfer or otherwise make available to CSL all Data and other BioCryst Know-How in BioCryst’s possession or Control (whether in direct Control, or through Affiliates and/or subcontractors) on the Effective Date and provide such assistance that is reasonably necessary for CSL to perform its obligations and exercise its rights hereunder as set out in a transfer plan (the “Know-How Transfer Plan”). The Know-How Transfer Plan will adhere to the principles set out in Schedule 2.5, and will be mutually prepared and finalized by the Parties within *** days after the Effective Date. Notwithstanding the above, CSL may, from time to time, reasonably request that BioCryst provide such Data or BioCryst Know-How in BioCryst’s possession or Control or other assistance as reasonably requested by CSL (and in no event later than *** days of such request) in order for CSL to perform its obligations and exercise its rights hereunder, or answer questions or provide additional information relating to the BioCryst Know-How previously provided. Without limiting the foregoing, if requested by CSL, BioCryst shall use to procure the assistance of any of BioCryst’s Existing Manufacturers in connection with the transfer of manufacturing of Licensed Product, provided that CSL shall reimburse BioCryst for any reasonable fees charged to BioCryst by such third party manufacturer relating to that assistance.

2.6.            Covenants re Commercialization of Certain Products.

(a)                During the term of the Agreement, and except as contemplated by this Agreement, neither BioCryst nor any of its Affiliates shall, alone or in collaboration with any Person, Develop or Commercialize *** or grant a license to any Person other than CSL to Develop or Commercialize ***.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

(b)               During the term of the Agreement, and except as contemplated by this Agreement, neither CSL nor any of its Affiliates shall, alone or in collaboration with another Person, Develop or Commercialize ***, or grant a license to any other Person to Develop or Commercialize ***.

2.7.            Purchase and Sale of Compound. If requested by CSL after the Effective Date, BioCryst and CSL shall mutually agree on a quantity of Compound in BioCryst’s possession or control that may be sold to CSL hereunder (which quantity has not been sold to a Third Party or is reasonably anticipated to be needed by BioCryst, and the sale of which to CSL will not reasonably prejudice BioCryst’s compliance with its contractual obligations to Third Parties). The price of Compound to be sold to CSL hereunder shall not exceed the direct Third Party costs incurred by BioCryst in manufacturing and storing the Compound, plus a margin of ***%.

2.8.            Right of First Negotiation. CSL shall have a right of first refusal to the grant of any rights in the Field after the Effective Date to BioCryst Intellectual Property Rights in territories outside the Territory (each such proposed grant being a “New Opportunity”). When BioCryst is ready to grant rights to a New Opportunity, BioCryst shall submit to CSL a reasonably detailed description of such New Opportunity, together with a financial proposal for the grant of rights to the New Opportunity. BioCryst shall promptly respond to all reasonable requests of CSL for additional information required in connection with CSL's exercise of the right granted under this Section 2.8. CSL will have *** Business Days starting from the date of receipt of BioCryst’s proposal (the “Evaluation Period”) to evaluate such proposal and to submit a counterproposal to BioCryst. In the event that CSL shall submit a written counterproposal to BioCryst prior to the expiration of the Evaluation Period, then during the *** Business Days period from the date of submission of CSL’s counterproposal to BioCryst (the “Negotiation Period”), the Parties shall discuss in good faith the acceptable market terms for the grant of rights to CSL in respect of the New Opportunity. During the Evaluation Period and the Negotiation Period (up to *** Business Days in the aggregate, which may be extended by mutual agreement) BioCryst shall not directly or indirectly propose, grant or negotiate with any third party any rights relating to the relevant New Opportunity. To the extent that BioCryst and CSL shall not reach an agreement regarding the New Opportunity prior to the expiration of the Negotiation Period, BioCryst shall be free to negotiate and effect any transaction with any third party regarding the relevant New Opportunity.

Article 3
REGULATORY MATTERS; DATA; SUPPLY.

3.1.            General and Post-Marketing Commitments.

(a)                United States Regulatory Matters. BioCryst shall initially retain ownership of the NDA filed by BioCryst for a Licensed Product prior to the Effective Date (“BioCryst Filed NDA”). During the period prior to the pre NDA Transfer Date (defined below), BioCryst shall be responsible for and use commercially reasonable efforts to conduct, ***, the-post marketing approval requirements as of the Effective Date, as described in the approval letter from the FDA to BioCryst for NDA 206426, dated December 19, 2014 as further described in Schedule 3.1(a) hereto or as otherwise agreed with the FDA by BioCryst (the “BioCryst FDA Post-Marketing Commitments”). BioCryst, ***, shall be responsible for preparing and filing, and shall prepare and file, in BioCryst’s name any Regulatory Filings with the FDA in connection with the BioCryst FDA Post-Marketing Commitments. At any time following completion of the BioCryst FDA Post-Marketing Commitments, BioCryst shall immediately notify CSL and in accordance with 21CFR 314.72 shall facilitate change of ownership of the NDA from BioCryst to CSL. At the time of successful transfer, CSL shall be required to accept the BioCryst Filed NDA and responsibility for Regulatory Filings in the United States (the date of such assignment being, the “NDA Transfer Date”); provided, however, that the BioCryst Filed NDA and responsibility for the Regulatory Filings in the United States may be transferred to CSL at such earlier time as may be Notwithstanding anything to the contrary provided herein, BioCryst shall have no obligation to engage in any studies or other post-marketing work or other post-marketing activities of any kind in connection with the BioCryst Filed NDA, other than the BioCryst FDA Post-Marketing Commitments as described herein and providing reasonable co-operation to CSL in respect of Regulatory Filings and related activities in the period after the NDA Transfer Date. For clarity, *** incurred in connection with the BioCryst FDA Post-Marketing Commitments, regardless of whether the cost is incurred ***. *** relating to the Licensed Product in the Field in the Territory incurred by *** during the term of this Agreement, regardless of whether such fees are incurred ***.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

(b)               European and Canadian Regulatory Matters. Until assignment of Marketing Approvals under Section 3.1(e) occurs, BioCryst shall be responsible for all Regulatory Filings and leading all interactions with Health Canada and the EMA (which shall include the reference-member state(s) relating to such Regulatory Filings) with respect to all regulatory matters relating to Marketing Approval for the sale of Licensed Products in Canada and the European Union (the “BioCryst-Led Regulatory Activities”) and, while BioCryst is so responsible, BioCryst shall:

(i)                 Subject to the final sentence of Section 3.1(a), use commercially reasonable efforts to obtain all Marketing Approvals in the European Union and Canada necessary for the sale of Licensed Product for the Rapivab Indication in the European Union and Canada;

(ii)               use commercially reasonable efforts to make the Regulatory Filings and obtain the Marketing Approvals by no later than *** after the target dates set forth below (each, an “Outside Date”):

Activity	Target Date
Filing for EMA Marketing Approval	***
EMA first Marketing Approval	***
Filing for Canadian Marketing Approval	***
Canadian first Marketing Approval	***
Pediatric Indication Approval Date	***

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

(iii)             in advance of any Regulatory Filing for Marketing Approval by BioCryst in the European Union or Canada, consult with CSL as to the proposed indications and labelling; and

(iv)             agree a pediatric investigation plan in relation to Licensed Products with the EMA and use commercially reasonable efforts to complete any activities set out in such plan insofar as they relate to the information held or planned to be delivered by BioCryst as part of their Post-Marketing Commitments as at the Effective Date.  If information is required by the EMA that is not held or planned to be delivered by BioCryst as part of their BioCryst FDA Post Marketing Commitments as at the Effective Date, the Parties will discuss and agree how the pediatric investigation plan will be implemented.

(c)                Expense Sharing. BioCryst and CSL shall be responsible for paying the filing fee owing at the time such Regulatory Filings are made with Health Canada and the EMA on a *** basis, but *** for all other fees of Health Canada and the EMA following the grant of the Market Approval in those territories (including any annual fees) that are payable in connection with such Regulatory Filings. Subject to this Section 3.1(c), each Party shall bear its own costs of carrying out its responsibilities and obligations under Section 3.1.

(d)               Cooperation of Parties. CSL shall reasonably cooperate with BioCryst in BioCryst’s preparation of all Regulatory Filings and correspondence with the FDA, Health Canada and EMA relating to Licensed Products as contemplated in Sections 3.1(a) and 3.1(b). In furtherance of the foregoing: (i) CSL shall be given reasonable notice and have the right to attend and actively participate in all meetings, conferences and discussions with the FDA, Health Canada and EMA (or other Regulatory Authority) with respect to the sale of Licensed Products for the Field in the United States, Canada and the European Union, (ii) BioCryst shall promptly provide CSL with: (a) copies of all Regulatory Filings proposed to be submitted to the FDA, Health Canada and EMA relating to Licensed Products reasonably in advance of submission (including an electronic copy, if requested by CSL), and CSL will have the right to comment on such Regulatory Filings, such comments not to be unreasonably rejected by BioCryst, and (b) copies of material correspondence with FDA, Health Canada and EMA (or other Regulatory Authority) (including minutes of meetings, telephone conferences and/or discussions with such Regulatory Authority) relating to Licensed Products, and (iii) BioCryst shall keep CSL reasonably informed of all material regulatory developments relating to Licensed Products in the United States, Canada and the European Union, and shall summarize all such regulatory developments at each JSC meeting.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

(e)                Assignment of Marketing Approvals. On a territory-by-territory basis (each of the EU and Canada being considered a separate ‘territory’ for this purpose), within *** days following the initial grant of Marketing Approval for a Licensed Product in that territory (an “Assigned Territory”), as applicable, or earlier if requested by CSL, BioCryst shall assign the BioCryst-filed application for Regulatory Approval in the Assigned Territory (each, an “Ex-US BioCryst Filed NDA”) and any related Regulatory Filings made with, and Marketing Approvals from, Health Canada and the EMA in the name of BioCryst to CSL, in which case, CSL agrees within such *** day period to accept any such transfer of the Ex-US BioCryst Filed NDA and such related Regulatory Filings and Marketing Approvals. Following any such transfer of an Ex-US BioCryst Filed NDA or any such Regulatory Filings: (i) CSL shall thereafter be responsible for all Regulatory Filings and Marketing Approvals in such Assigned Territory and leading all interactions with the applicable Regulatory Authorities in the Assigned Territory with respect to all regulatory matters relating to the sale of Licensed Products in the Assigned Territory, (ii) BioCryst shall reasonably cooperate with CSL in CSL’s preparation of all Regulatory Filings and correspondence with the applicable Regulatory Authorities relating to Licensed Products in the Assigned Territory, (iii) CSL may invite BioCryst to attend and/or actively participate in meetings, conferences or discussions with Regulatory Authorities in the Assigned Territory with respect to the sale of Licensed Products for the Field in such territory, and (iv) CSL shall keep BioCryst reasonably informed of all material regulatory developments relating to Licensed Products in each Assigned Territory through regular reports at the JSC meetings.

(f)                Other Territories. CSL shall be responsible for preparing and filing in CSL’s name and maintaining any Regulatory Filings and taking all other actions required in connection therewith anywhere else in the Territory (other than the BioCryst FDA Post-Marketing Commitments and the BioCryst-Led Regulatory Activities in the United States, Canada and the European Union) and any approval for any product labeling or promotional materials relating to the sale by CSL of Licensed Products anywhere in the Territory, all of which shall be owned by CSL ***. CSL shall be responsible for leading all interactions with all Regulatory Authorities with respect to all regulatory matters relating to the sale of Licensed Products in the Territory other than the United States, Canada and the European Union. BioCryst shall reasonably cooperate with CSL in CSL’s preparation of all Regulatory Filings and correspondence with the applicable Regulatory Authorities (other than the FDA, Health Canada and EMA) relating to Licensed Products and, (a) BioCryst shall have the right to attend and actively participate in all meetings, conferences and discussions with Regulatory Authorities with respect to the sale of Licensed Products for the Field in the Territory (other than the United States, Canada and the European Union); (b) CSL shall promptly provide BioCryst with: (i) copies of all Regulatory Filings relating to the Territory (other than the United States, Canada and the European Union) proposed to be submitted by CSL at least 14 days in advance of submission, and BioCryst will have the right to comment on such Regulatory Filings within 7 days of receipt of such Regulatory Filing, such comments not to be unreasonably rejected by CSL; and (ii) copies of material correspondence with Regulatory Authorities in the Territory (other than the United States, Canada and the European Union) (including minutes of meetings, telephone conferences and/or discussions with such Regulatory Authority), and (c) CSL shall keep BioCryst reasonably informed of all material regulatory developments relating to Licensed Products in the Territory (other than the United States, Canada and the European Union), and shall summarize all such regulatory developments at each JSC meeting.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

3.2.            Data. Subject to Article 13, CSL shall own all Data created by or on behalf of CSL during the term of this Agreement. BioCryst shall own all Data created by or on behalf of BioCryst during the term of this Agreement and such Data shall constitute part of the BioCryst Know-How and be promptly, and free of charge, disclosed to CSL. CSL acknowledges that, as of the Effective Date, BioCryst has granted to the U.S. Government certain non-exclusive rights in Data owned by BioCryst pursuant to the BioCryst Development Agreements.

3.3.            Cooperation.

(a)                Each Party agrees, at its cost, to make its personnel reasonably available, upon reasonable notice by the other Party, at their respective places of employment to consult with the other Party on issues arising related to the activities conducted in accordance with this Article 3 or otherwise relating to regulatory matters involving the Licensed Products, including any request from any Regulatory Authority, including regulatory, scientific, technical and clinical testing issues, or otherwise. The Parties agree to reasonably cooperate with each other to enable the applicable Party to comply with specific requests of a Regulatory Authority, with respect to Data supplied or to be supplied by one Party to the other for filing with such Regulatory Authority. Each Party shall ensure that its sublicensees, contractors and Affiliates comply with the obligations imposed on such Party under this Section 3.3(a).

(b)               Without limiting either Party’s obligations as otherwise provided in this Agreement, each Party agrees that, at its cost and so long as it is not the NDA holder, such Party will take such actions as may be reasonably required to be performed by the other Party, or which may be reasonably necessary or requested by the other Party so that the other Party, as the holder of the NDA, can ensure that it remains in compliance with all FDA rules and regulations applicable to the Development or Commercialization of Licensed Product (including in Stockpile Sales) in the Field in the Territory and that all concerns that may be raised by the FDA with respect thereto are adequately addressed, with respect to: (i) any recall of Licensed Product, or (ii) any Promotional Materials related to the Licensed Product. Without limiting BioCryst’s obligations under Section 3.3(a), within 30 days of the Effective Date, BioCryst shall provide CSL with an electronic copy of the BioCryst Filed NDA and, following a request from CSL, provide any Regulatory Information requested by CSL within 10 days of such request, to the extent reasonably necessary for CSL to be able to exploit the rights granted to it hereunder.

3.4.            Sale and Purchase of Existing Licensed Product Inventory.

(a)                CSL agrees to purchase from BioCryst, and BioCryst agrees to sell to CSL, the Existing Licensed Product Inventory pursuant to the terms and conditions set forth in Schedule 3.4 hereto.

(b)               CSL agrees to purchase from BioCryst: (i) all of the Existing Licensed Product Inventory (including the Channel Inventory) other than the Additional Finished Products by no later than *** days after the Effective Date, and (ii) the Additional Finished Products by no later than *** days after the date that the Additional Finished Products have been released for commercial sale.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

(c)                To avoid doubt, CSL will not be required to purchase from BioCryst any Existing Licensed Product Inventory that is not in Finished Dosage Form or is in excess of the quantities specified in Schedule 3.4.

(d)               In support of the arrangements set out in this Section 3.4 and Schedule 3.4, and without limiting any other obligations set out herein, BioCryst warrants and represents to CSL that: (a) BioCryst will purchase back from distributors and other Third Parties the Channel Inventory on the terms of Schedule 3.4 (which will then be sold to CSL and which CSL may on sell); and (b) after the Effective Date, BioCryst will not sell any Licensed Products in the Territory other than the Existing Licensed Product Inventory in accordance with this Section and the BioCryst Stockpile Sales and BioCryst, within fourteen days of this Agreement, will cause its distributors to do the same.

3.5.            Target Sales Forecast. Set forth on Schedule 3.5 hereto is CSL’s target sales forecast (the “Target Sales Forecast”) for Sales of Licensed Product in the Territory (the amount of such target sales for each annual period covered by the Target Sales Forecast being referred to as the “Annual Forecasted Amount”) of Licensed Product in the Territory (it being agreed that the amount of such target sales for annual periods after the period set forth in Schedule 3.5 will be agreed by the JSC for subsequent years at least twelve (12) months in advance).

3.6.            Use of Contractors. Subject to the terms of this Agreement, CSL shall have the right to use the services of Third Party contractors, including contract research organizations, contract sales forces, distributors and the like, to assist CSL in fulfilling its obligations and exercising its rights under this Agreement and may grant limited sub-licenses to BioCryst Patents and BioCryst Know-How to Third Party contractors solely for such purpose, provided that each such Third Party is bound by a written agreement, that is consistent with terms of this Agreement, including confidentiality and intellectual property ownership provisions consistent with those set forth therein, and provided further that CSL shall remain responsible for the acts and omissions of all such contractors as if such acts or omissions were taken directly by CSL.

Article 4
GOVERNANCE.

4.1.            Joint Steering Committee. Promptly following the Effective Date, but no later than forty-five (45) days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) to oversee, review and coordinate the conduct and progress of the Commercialization of Licensed Products in the Territory and any additional Development that may be undertaken in the Territory.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

4.2.            JSC Membership; Appointment of Alliance Manager. The JSC shall be comprised of an equal number of representatives from each of BioCryst and CSL. These representatives shall have appropriate technical credentials, experience and knowledge to the matters to be discussed at the JSC. The exact number of such representatives shall initially be three (3) for each of BioCryst and CSL, or such other number as the Parties may agree. Either Party may replace its respective committee representatives at any time with prior written notice to the other Party. In the event a JSC member from either Party is unable to attend or participate in a JSC meeting, the Party who designated such representative may designate a substitute representative for the meeting in its sole discretion. Each Party will appoint a representative who will serve as such Party’s alliance manager for purposes of this Agreement and who will be responsible for coordinating such Party’s performance of its obligations under this Agreement with the other Party and communicating with the other Party regarding matters relating to this Agreement.

4.3.            JSC Co-Chairs. Each Party shall appoint one of its members to the JSC to co-chair the JSC’s meetings (each, a “Co-Chair”). The Co-Chairs shall (i) ensure the orderly conduct of the JSC’s meetings, and (ii) alternate in preparing and issuing (or designate another JSC representative of such Party to prepare and issue) written minutes of each meeting within thirty (30) days thereafter accurately reflecting the discussions of the JSC. In the event the Co-Chair from either Party is unable to attend or participate in a JSC meeting, the Party who designated such Co-Chair may designate a substitute Co-Chair for the meeting in its sole direction.

4.4.            JSC Meetings. The JSC shall meet quarterly or on such other frequency as may be agreed by the Parties. Unless otherwise agreed, JSC meetings will be face-to-face at least once every calendar year until three years following the Effective Date and otherwise may be conducted by telephone, videoconference or in person as determined by the Co-Chairs. As appropriate, other employee representatives of the Parties may attend JSC meetings as nonvoting observers if mutually agreed by the Parties. Each Party may also call for special meetings of the JSC to resolve particular matters requested by such Party and within the areas of responsibility of the JSC. Each Co-Chair shall ensure that its JSC members receive adequate notice of such meetings.

4.5.            Day-to-Day Decision-Making Authority. BioCryst shall have decision making authority in its reasonable discretion with respect to the BioCryst FDA Post-Marketing Commitments and the BioCryst-Led Regulatory Activities in the United States, Canada and the European Union, provided that such decisions are not inconsistent with the express terms and conditions of this Agreement and provided that such decision making authority will transfer to CSL on a territory-by-territory basis (each of the U.S.A, the EU and Canada being considered a separate territory for this purpose) when CSL assumes responsibility for the NDA or other Marketing Approval (as is relevant) in that territory in accordance with this Agreement. CSL shall have all other decision making authority with respect to the Development and Commercialization of Licensed Products in the Territory, provided that such decisions are not inconsistent with the express terms and conditions of this Agreement. Subject to the terms of this Agreement, BioCryst shall have sole decision-making authority with regard to the Development and Commercialization of Licensed Products outside the Territory (and subject to Section 2.2, no other rights under this Agreement are granted to CSL outside the Territory).

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

Article 5
DEVELOPMENT.

BioCryst shall keep the JSC promptly and reasonably informed of progress and results the BioCryst FDA Post-Marketing Commitments and any BioCryst-Led Regulatory Activities and CSL shall keep the JSC reasonably informed of progress and results of its Development activities through its members on the JSC. Without limiting Section 2.3, BioCryst also shall keep the JSC promptly and reasonably informed of progress and results of its activities and the activities of its licensees with respect to the development of the Licensed Product outside of the Territory or Field. In the case of any material changes or delays relating to the performance of BioCryst FDA Post-Marketing Commitments and any BioCryst-Led Regulatory Activities or with respect to material changes to the development of Licensed Products outside the Territory, BioCryst shall notify the JSC within 5 days. CSL shall be responsible for all costs associated with CSL’s Development of Licensed Products in the Territory. BioCryst shall be responsible for all costs associated with BioCryst’s Development of Licensed Products outside the Territory.

Article 6
COMMERCIALIZATION.

6.1.            General. CSL undertakes that it will use Diligent Efforts to Commercialize a Licensed Product in the Territory, and carry out its obligations hereunder, in compliance with all applicable Laws. BioCryst shall carry out its obligations hereunder, and its other responsibilities and activities relating to Licensed Products (including the Commercialization of Licensed Products outside the Territory) in compliance with all applicable Laws. CSL shall use Diligent Efforts to Commercialize a Licensed Product in the United States, Canada and the European Union. Subject to the supply by BioCryst of Licensed Product and Existing Licensed Product Inventory in accordance with this Agreement and without limiting the generality of the foregoing, CSL agrees to use Diligent Efforts (i) to commence the sale of a Licensed Product in the United States in commercial quantities within *** days after the Effective Date; (ii) to commence the sale of a Licensed Product in Canada in commercial quantities within *** days after formulary listing and Marketing Approval of a Licensed Product in the Field for an Adult Influenza Indication is obtained from Health Canada; and (iii) to commence the sale of a Licensed Product in the European Union in commercial quantities within *** days after approval of reimbursement is achieved in a country in the EU following Marketing Approval of a Licensed Product in the Field for an Adult Influenza Indication is obtained from the EMA. CSL shall keep the JSC reasonably informed of progress and results of its Commercialization activities through its members on the JSC. BioCryst shall keep the JSC reasonably informed of progress and results of its activities and the activities of its licensees with respect to the commercialization of the Licensed Products outside of the Territory.

6.2.            Commercialization Plan. Each year during the term of this Agreement, on a schedule reasonably determined by CSL, CSL shall prepare and submit to the JSC for its review a plan for the Commercialization of one or more Licensed Products in the Field in the United States and, following receipt of the requisite Marketing Approval in such jurisdiction, Canada and the European Union (each, a “Commercialization Plan”). Each Commercialization Plan submitted to the JSC by CSL shall include a reasonably detailed description of the Commercialization activities to be conducted in the Territory thereunder.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

6.3.            Amendments. CSL shall review the then-current Commercialization Plan on a regular basis during each calendar year and shall promptly submit any material modifications of such plan to the JSC for review.

6.4.            Costs of Commercialization. Except as expressly provided in this Agreement, *** associated with the Commercialization of Licensed Products within the Territory, including all costs associated with the sales teams and their promotion of the Licensed Products in the Territory, including costs associated with reimbursement and formulary listings.

6.5.            Promotional Material. Within *** days of the Effective Date, BioCryst shall provide to CSL with all Promotional Material in BioCryst’s control or possession as of the Effective Date. CSL will be responsible for creating all advertising and promotional materials in compliance with Licensed Product labeling and for submitting to the FDA’s Office of Prescription Drug Promotion, as needed. CSL shall only provide copies of such Promotional Material to BioCryst promptly upon BioCryst’s written request thereof. Notwithstanding BioCryst’s right to request copies of Promotional Material used by CSL, BioCryst has no responsibility with respect to any Promotional Material used by CSL. As promptly as practicable, and in any event within *** days after the Effective Date, BioCryst will provide CSL with copies of all correspondence with the U.S. Office of Drug Promotion concerning the Licensed Product, and will inform the U.S. Office of Drug Promotion in writing that CSL, as distributor, will be responsible for submitting advertising & promotional materials to the US Office of Drug Promotion. In the event that any action or inaction by CSL results in a request or administrative action from the U.S. Office of Drug Promotion or any other similar agency in the Territory, then CSL will provide BioCryst with prompt notice of such action or request, and will take prompt remedial action to address the matter.

6.6.            Trademark, Domain Names and other Intellectual Property.

(a)                BioCryst hereby assigns the RAPIVAB trademark (including related trademarks, trade names and logos, the “BioCryst Mark’) and all Intellectual Property Rights therein throughout the Territory, together with the goodwill associated therewith, to CSL and CSL will, ***, use commercially reasonable efforts to maintain in effect the BioCryst Mark in the United States and prepare and make all necessary filings to do so throughout the term of this Agreement. BioCryst shall take all actions reasonably necessary (including signing relevant transfer documents) to assign such Intellectual Property Rights to CSL promptly following request by CSL, and in any event, within *** days of such request.

(b)               For so long as CSL is the owner of the BioCryst Mark, CSL grants to BioCryst a *** non-exclusive right and license for the use of the BioCryst Mark solely for the purpose of BioCryst Stockpile Sales or sales of Licensed Product outside the Territory.

(c)                If CSL elects to not use the BioCryst Mark in connection with the Licensed Products, CSL shall have the right to select the trademark to be used in connection with the Commercialization of the Licensed Products in the Territory. Any such trademark selected by CSL will be owned by CSL. If CSL elects to not use the BioCryst Mark after it has taken an assignment under Section 6.6(a), it will assign back to BioCryst the BioCryst Mark, together with the goodwill associated therewith.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

(d)               BioCryst hereby assigns to CSL all rights in the <rapivab.com> domain name and associated domain names and all Intellectual Property Rights therein and grants to CSL a non-exclusive right to use all content and all Intellectual Property Rights therein available at such domain names as of the Effective Date. Without limiting the foregoing, BioCryst shall transfer the domain names licenses for the <rapivab.com> domain name and associated domain names within *** days of the Effective Date.

6.7.            Commercialization Inside and Outside of Territory. CSL shall use commercially reasonable efforts to ensure that no Licensed Products are Commercialized outside of the Territory by or on behalf of CSL or its Permitted Sublicensees. BioCryst shall use commercially reasonable efforts to ensure that no Licensed Products are commercialized inside of the Territory in the Field by or on behalf of BioCryst or its Affiliates other than BioCryst Stockpile Sales.

6.8.            Assumption of Price Reporting Obligations. Within *** days from the Effective Date, the Parties shall cooperate to assign all rights and responsibilities arising out of the National Drug Code for the Licensed Product. Additionally, CSL and BioCryst shall cooperate as promptly as practicable after the Effective Date to obtain approval from government authority payors for CSL to submit and be responsible for government pricing data. CSL shall appropriately list the Licensed Product on its own Medicaid Rebate Program agreement, PHS 340B Program agreement, VA Master Agreement, FSS agreement, TriCare Rebate Program agreement, and Medicare Part D Coverage Gap Discount Program agreement (collectively "Government Pricing Agreements") as soon as practicable after execution of the Agreement. BioCryst shall bear no responsibility for BioCryst failure to continue such agreements or list the Licensed Product on its Government Pricing Agreements.

Article 7
ADVERSE EVENT AND PRODUCT COMPLAINT REPORTING; RECALL.

7.1.            Before the Global PV Transfer Date. After the Effective Date and until the Global PV Transfer Date:

(a)                CSL will promptly in accordance with the Pharmacovigilance Agreement (i) provide BioCryst with all Licensed Product complaints, adverse event information and safety data from any Development by CSL or any clinical studies carried out by CSL and Commercialization in its control; and (ii) report all such adverse events in the Territory, and provide such information to BioCryst;

(b)               BioCryst shall (i) collect information relating to all Licensed Product complaints, adverse event information and safety data from any Development of Licensed Products or any clinical studies and Commercialization anywhere in the world; and (ii) report all such adverse events; and (iii) maintain a world-wide adverse event database for the Licensed Products; and

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

(c)                BioCryst shall provide to CSL information and reports regarding data in such database as may reasonably be necessary to comply with all applicable Laws in the Territory.

7.2.            Global PV Transfer Date. BioCryst may at any time after the NDA Transfer Date provide CSL with a notice nominating a date on which CSL is to assume global pharmacovigilance responsibilities in relation to the Licensed Products (“PV Notice”), such date to be at least 30 days after the date of receipt of the PV Notice by CSL (“Global PV Transfer Date”). Prior to sending the PV Notice, BioCryst must have satisfied the following conditions to CSL’s reasonable satisfaction: (a) BioCryst has procured the written assignment to CSL of all pharmacovigilance agreements with its partners in territories other than the Territory or entry by its partners in territories other than the Territory into new pharmacovigilance agreements with CSL; b) BioCryst has provided to CSL within 3 months prior to the date of receipt of the PV Notice a written report of the results of an audit carried out by an independent third party (at BioCryst’s cost) of BioCryst’s worldwide adverse events database in respect of the Licensed Products; (c) at the date of receipt of the PV Notice, BioCryst has resolved any outstanding pharmacovigilance related matters with Regulatory Authorities and has notified CSL of the details and status of such issues; (d) within 30 days of the date of receipt of the PV Notice, BioCryst has undertaken a quality control assessment of its worldwide adverse events database in relation to the Licensed Products, provided the results of such assessment to CSL and confirmed to CSL that the database is accurate, complete and up to date in all material respects; and (e) entered into (or agreed to enter into) a pharmacovigilance agreement on equivalent terms to that set out in Schedule 7.5, except that the roles and responsibilities of each Party will be reversed.

7.3.            After the Global PV Transfer Date. From the receipt by CSL of the adverse events database from BioCryst following the Global PV Transfer Date, CSL shall maintain a world-wide adverse event database for the Licensed Products.

7.4.            Recall. Except as set forth below, CSL shall be responsible for managing any recalls of Licensed Products (other than Existing Licensed Products Inventory) manufactured by or on behalf of CSL in the Territory; provided that CSL will reasonably cooperate with BioCryst with respect to any recalls in the United States, Canada and the European Union relating to Licensed Products manufactured by or on behalf of CSL so long as BioCryst retains ownership of the BioCryst Filed NDA and any Marketing Approvals filed with Health Canada and the European Union, as applicable. Notwithstanding the foregoing, prior to the NDA Transfer Date and assignment of the Marketing Approvals, as applicable, BioCryst shall be responsible for managing any recalls of Licensed Products in the United States and shall include CSL in all discussions with the FDA regarding all aspects of the recall decision and the execution thereof. All cost and expenses incurred in connection with any recall of Licensed Products in the Territory manufactured by BioCryst shall be borne by BioCryst except for any recall that results from the negligence or willful misconduct of CSL, and all cost and expenses incurred in connection with any recall of Licensed Products in the Territory manufactured by CSL shall be borne by CSL, except for any recall that results from the negligence or willful misconduct of BioCryst.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

7.5.            Pharmacovigilance Agreement. Within forty-five (45) days after the Effective Date, the Parties will enter into the Pharmacovigilance Agreement in substantially the form attached as Schedule 7.5.

Article 8
INSURANCE.

8.1.            Required Insurance. Each Party shall obtain and maintain, for the term of this Agreement, the following insurances with reputable and financially secure insurance carriers (rated A, Class X or better by A.M. Best Company) in a form and at levels as specified below:

(a)                Commercial General Liability insurance on an occurrence basis, or, in the case of claims-made coverage, for the term of this agreement and for *** years after expiration or termination of this Agreement, with a minimum *** per occurrence limit for bodily injury, property damage, personal and advertising injury, and a *** general aggregate limit. This insurance must include coverage for the hazards of Contractual Liability including the tort liability of another assumed in a business contract and Broad Form Property Damage;

(b)               Product Liability insurance on an occurrence basis, or, in the case of claims-made coverage, for the term of this agreement and for *** years after expiration or termination of this Agreement, including coverage for any product undergoing clinical trials and for any Licensed Products being sold in an amount not less than *** per occurrence and *** in the aggregate on a worldwide basis;

(c)                Workers’ Compensation insurance (US) complying with the coverage limits and in all other respects with applicable state workers’ compensation laws covering its employees and/or agents for work related injuries suffered by such employees and/or agents;

(d)               Employers’ Liability insurance to include a minimum of ***limit per employee, per accident and *** in the aggregate; and

(e)                Excess (Umbrella) Liability insurance all on an occurrence basis, or, in the case of claims-made coverage, for the term of this agreement and for *** years after expiration or termination of this Agreement, with an occurrence/aggregate minimum limit of *** all to be following form over underlying insurance described above in Sections (a) and (d) above.

All general liability and products liability policies held by BioCryst shall: (i) name CSL as an additional insured (including ongoing and completed operations coverage), except Workers Compensation; and (ii) be primary and non-contributory over any insurance maintained by CSL.

8.2.            Premium. The premium of any insurance will be borne by the party effecting insurance.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

8.3.            Evidence of Coverage. Each party shall furnish to the other on request certificates issued by the insurance company setting forth the amount of the liability insurance (or evidence of self-insurance). A Party must provide to the other at least thirty (30) days written notice prior to termination or modification to the material terms of coverage as required by this Article 8.

Article 9
PAYMENTS.

9.1.            Signing Fees. On or before 30 June 2015, in partial consideration for , CSL shall pay or cause to be paid, a non-refundable, non-creditable payment of Thirty Three Million, Seven Hundred and Forty Thousand Dollars ($33,740,000).

9.2.            Milestone Payments(a)                Pediatric Indication. As additional partial consideration for the licenses and rights granted by BioCryst to CSL under this Agreement, CSL shall pay to BioCryst a one-time, non-refundable, non-creditable payment of *** Dollars ($***), no later than *** days after the grant of Marketing Approval by the FDA of a Licensed Product for a Pediatric Influenza Indication.

(b)               European Approval. As additional partial consideration for the licenses and rights granted by BioCryst to CSL under this Agreement, CSL shall pay to BioCryst a one-time, non-refundable, non-creditable payment of *** Dollars ($***), no later than *** days after the first Marketing Approval of a Licensed Product by the EMA for an Adult Influenza Indication in the European Union.

(c)                Canadian Approval. As additional partial consideration for the licenses and rights granted by BioCryst to CSL under this Agreement, CSL shall pay to BioCryst a one-time, non-refundable, non-creditable payment of ***Dollars ($***), no later than *** days after the first Marketing Approval of a Licensed Product by Health Canada for an Adult Influenza Indication in Canada.

9.3.            Royalty Payments.

(a)                Royalty Rates for Commercial Sales. In partial consideration for the licenses and rights granted to CSL under this Agreement, during the Royalty Term CSL shall pay to BioCryst the following royalty payments, which shall be paid within *** days after the end of each calendar quarter:

(i)                 for annual Commercial Net Sales by CSL or any Permitted Sublicensees in the United States equal to or less than the applicable Annual Forecasted Amount in the applicable year, *** percent (***%) of such Commercial Net Sales;

(ii)               for annual Commercial Net Sales by CSL or any Permitted Sublicensees in the United States greater than the applicable Annual Forecasted Amount in the applicable year, *** percent (***%) of such Commercial Net Sales;

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

(iii)             for annual Commercial Net Sales by CSL or any Permitted Sublicensees for the sale of Licensed Product in countries in the Territory other than the United States equal to or less than $*** in a given year, *** percent (***%) of such Commercial Net Sales; and

(iv)             for annual Commercial Net Sales by CSL or any Permitted Sublicensees for the sale of Licensed Product in the countries in the Territory other than the United States greater than $*** in a given year, *** percent (***%) of such Commercial Net Sales.

(v)               For the purposes of this Section 9.3, “annual” or “year” refers to a twelve-month period commencing on July 1 and ending on June 30 of the following calendar year, provided that the first annual period will run from the Effective Date until 30 June 2016.

(b)               Net Profit Share for Stockpile Sales. In partial consideration for the licenses and rights granted to CSL under this Agreement, during the Royalty Term CSL shall pay to BioCryst for CSL Stockpile Sales *** percent (***%) of the Gross Profit in respect of the CSL Stockpile Sales (the “Profit Share”), which shall be paid within *** days after the end of each calendar quarter.

(c)                Royalty Adjustments.

(i)                 Failure to Achieve Marketing Approval. In the event that the first Marketing Approval of a Licensed Product by the EMA in the European Union is not granted by ***, then the royalty rate payable under Sections 9.3(a)(i) and 9.3(a)(ii) shall be reduced by ***% until the ROW Recovery Amount is equal to *** Dollars ($***), after which time the reduction in the royalty rate shall end, where:

A = (B + C)

where:
A =	ROW Recovery Amount;
B =	in countries in the Territory other than the United States, the aggregate Commercial Net Sales received by CSL or Permitted Sublicensees, less any Royalties paid under Sections 9.3(a)(iii) or 9.3(a)(iv), less Cost of Goods Sold in respect of such Commercial Net Sales; and
C =	In respect of CSL Stockpile Sales, the aggregate Gross Profit received by CSL, less any Profit Share paid under Section 9.3(b).
For the avoidance of doubt, nothing in this Section 9.3(c)(i) limits in any way BioCryst’s obligations in connection with achieving Marketing Approval of a Licensed Product.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

(ii)               Loss of Exclusivity. Subject to the limitations set forth in Section 9.3(c)(vi), if at any time during the Royalty Term, at the time of sale of a Licensed Product, both: (A) the manufacture or therapeutic use of such Licensed Product is not Covered by a Valid Claim of a Licensed Patent in the country of sale, and (B) there is no Data Exclusivity Right applying to the Licensed Product in the country, then, if both such conditions are satisfied, notwithstanding Sections 9.3(a) and 9.3(b), the applicable royalty payable on annual Commercial Net Sales or Gross Profits (as is relevant) in respect of the sale of such Licensed Product shall be reduced by *** percent (***%).

(iii)             Generic Product Adjustment. Subject to the limitations set forth in Section 9.3(c)(vi), upon the commencement of sales of a Generic Product in a given country, then notwithstanding Sections 9.3(a) and 9.3(b), the applicable royalty rate payable on annual Commercial Net Sales or Gross Profits (as is relevant) in respect of the sale of Licensed Product in such country shall be reduced by *** percent (***%) of the royalty rates otherwise payable hereunder at such time.

(iv)             Compulsory License Adjustment. Subject to the limitations set forth in Section 9.3(c)(vi), upon a Compulsory License being granted within a given country in the Territory to a Third Party, then notwithstanding Sections 9.3(a) and 9.3(b), the applicable royalty rates payable on annual Commercial Net Sales or Gross Profits (as is relevant) in respect of Net Sales in such country shall be reduced by *** percent (***%) for the calendar year(s) in which such Compulsory License is in effect.

(v)               Infringement Costs and Infringement Defense Costs. Subject to the limitation set forth in Section 9.3(c)(vi), that portion of any Infringement Costs and/or Infringement Defense Costs funded by CSL pursuant to Article 10 that are specified as being borne by BioCryst under Article 10 will be reimbursed solely through deductions by CSL from milestone, royalty and Profit Share payments that are then due and payable or thereafter become due and payable under this Agreement, up to a total reduction of *** percent (***%) of any individual milestone, royalty or Profit Share payment otherwise due, with the remainder to carry forward to reduce subsequent milestone, royalty and Profit Share payments (it being agreed that CSL’s right to be reimbursed through such deductions is the sole remedy available to CSL for obtaining reimbursement or payment of any amounts for which BioCryst is responsible pursuant to Article 10).

(vi)             Limitations on Royalty Adjustments. Notwithstanding anything herein to the contrary, in no event shall the cumulative royalty adjustments arising under Sections 9.3(c)(ii) – (v), inclusive, ever result in an aggregate reduction of more than *** percent (***%) of the unadjusted milestone, royalty or Profit Share payments, as applicable, otherwise due under Section 9.3.

(d)               Net Sales Reports. CSL shall provide to BioCryst, within *** days after the end of each calendar quarter, a written report in the form of Schedule 9.3(c) showing the Net Sales of CSL or Permitted Sublicensees for such quarter. Without limiting CSL’s obligation to timely provide a written report in the form of Schedule 9.3(c) showing the Net Sales of CSL or Permitted Sublicensees for the last month in any calendar quarter, all royalty payments shall be accompanied by a written report from CSL to BioCryst, showing for the calendar quarter for which such payment applies, all information required by BioCryst to verify the royalty payments payable hereunder, including but not limited to the information set forth on Schedule 9.3(c) and any other information customarily provided with such reports in accordance with industry standards. Additionally, within *** days of each month-end (excluding month-ends that are also quarter-ends), CSL shall provide BioCryst with an estimate of Net Sales and gross sales of Licensed Products in the prior month; such estimates are solely for BioCryst’s internal accounting purposes and are not binding for any purpose under this Agreement.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

(i)                 Compensation for Compulsory License. CSL shall pay to BioCryst ***% of any royalty or other payments it receives in respect of any Compulsory License issued in respect of any BioCryst Intellectual Property and, notwithstanding any other term of this Agreement, such payment will be CSL’s sole obligation to account to BioCryst for payments received from such Compulsory License or Licensed Product sold or otherwise transferred under such Compulsory License.

9.4.            Payments. All amounts referenced herein are in United States Dollars for payments from royalties originating within the United States, and Euros for those payments of royalties and Profit Share from sales originating outside the United States. Unless otherwise specified, all payments under this Agreement shall be made within *** days of the date of invoice, in United States Dollars or European Union Euros, by wire transfer to a bank and to an account designated by BioCryst or CSL, as the case may be. For the purpose of determining the amount of any payment under Section 9.3, the amount of Net Sales in any foreign currency shall be converted into Euros in accordance with the prevailing rates of exchange for the relevant month in accordance with GAAP. With each payment in Euros, CSL shall disclose the basis for the rates of exchange used for purposes of assuring that such rates reflect prevailing rates of exchange. Any payments or portions thereof due hereunder which are not paid when due shall bear interest equal to the lesser of (i) the thirty (30) day U.S. dollar LIBOR rate effective for the date that payment was due (as published in the Wall Street Journal) plus *** per annum, computed for the actual number of days after the date of the notice of any late payment or (ii) the maximum rate permitted by Law, calculated on the number of days such payment is delinquent. This Section 9.4 shall in no way limit any other remedies available to either Party.

9.5.            Taxes.

(a)                All payments by a Party to the other Party hereunder shall be made in full without any deduction or withholding whatsoever and free and clear of and without any deduction or withholding for or on account of any taxes, except to the extent that any such deduction or withholding is required by law in effect at the time of payment and a Party is required by law to make payment subject to any taxes. Any tax required to be withheld on amounts payable under this Agreement shall promptly be paid by the Party on behalf of the other Party to the appropriate governmental authority, and the Party shall furnish the other Party with proof of such payment of taxes.

(b)               The Parties shall do all such lawful acts and things and sign all such lawful deeds and documents as either Party may reasonably request from the other Party to enable the Parties to take advantage of any applicable legal provision or any double taxation treaties with the object of the other Party’s enjoyment of full tax credit for amount deducted or withheld by a party pursuant to Section 9.5(a) above.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

(c)                If a goods and services tax, value added tax, sales and use tax or similar taxes applies to any supply (including service) made under or in connection with this Agreement, the supplier Party may, to the extent that the consideration otherwise provided for that supply is not stated to include an amount in respect of that tax on the supply, increase the consideration otherwise provided for that supply by the amount of that tax or otherwise recover from the recipient Party the amount of that tax. The supplier Party must provide appropriate invoices, other documentation and information and do all things necessary so that a claim can be made for any input tax credit, set off, rebate or refund for or in relation to any tax included in any payment under or in connection with this Agreement.

9.6.            Audit Rights. Each Party shall have the right, at its own expense, to inspect the other Party’s (or, in the case of CSL and its Permitted Sublicensees’) relevant financial books and records through an independent certified public accountant designated by the auditing Party and reasonably acceptable to the Party being audited upon at least fifteen (15) Business Days advance written notice for the purpose of confirming the audited Party’s compliance with the terms of this Agreement in respect of one or more fiscal years of the audited Party. No period shorter than an entire fiscal year of the audited Party may be audited and, once the auditing Party completes its audit of a particular fiscal year, such fiscal year shall not thereafter be the subject of any further audit by the auditing Party. Each Party and its Affiliates shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties and other payments payable under this Agreement and shall retain such books of account for a minimum of seven (7) years after the applicable reporting period. Audit results and findings shall be shared by the auditing Party with the audited Party. If the audit reveals an underpayment, the audited Party shall make up such underpayment within *** days, plus interest at the rate set forth in Section 9.4. If the audit reveals an overpayment, the auditing Party shall return such overpayment within *** days, plus interest at a rate of ***% per month. If the audit reveals an underpayment or overpayment in the amount of ***% or more for any 12-month period, then the audited Party shall reimburse the auditing Party for the reasonable out-of-pocket costs of the audit. If CSL grants any sublicenses under this Agreement, CSL will ensure that each sublicense agreement contains adequate provisions to permit BioCryst to have substantially similar audit rights contemplated by this Section 9.6 with respect to the relevant activities of the relevant sublicensees.

Article 10
INTELLECTUAL PROPERTY.

10.1.        Prosecution and Maintenance of BioCryst Patents. BioCryst shall have the exclusive right to prosecute and maintain the BioCryst Patents, as BioCryst determines in good faith. In the event that BioCryst determines not to continue to prosecute or maintain any of the BioCryst Patents, BioCryst shall notify CSL sufficiently in advance of any deadlines to afford CSL an opportunity to pursue at its *** and discretion the prosecution or maintenance of such patent application or patent, subject to the license grant set forth above; provided that BioCryst shall in any event promptly notify CSL of any decision to cease prosecution of any patent application included in the BioCryst Patents. If BioCryst elects not to continue to prosecute or maintain a BioCryst Patent, such BioCryst Patent ***. Notwithstanding the previous two sentences, CSL will not have the right to pursue the prosecution or maintenance of any BioCryst Patent which BioCryst determines not to continue to prosecute or maintain based on a bona fide patent strategy decision made by BioCryst for the purpose of maximizing the scope of patent protection for Licensed Products in the Territory and provided CSL receives prior written notice summarizing the basis thereof and, if requested by CSL within 30 days of receiving such notice, the parties meet to discuss BioCryst’s decision. In prosecuting a BioCryst Patent pursuant to this Section 10.1, BioCryst will use commercially reasonable efforts to apprise CSL of any significant developments in the prosecution or maintenance of any BioCryst Patent and shall provide copies of all substantive documents proposed to be filed in the Territory in connection with the prosecution of the BioCryst Patents, and will not unreasonably reject CSL’s comments thereon. The Parties shall reasonably cooperate with each other in gaining patent term extension(s) or the like applicable to the BioCryst Patents in the Territory.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

10.2.        Inventions; License of CSL Intellectual Property Rights.

(a)                The ownership of any improvements or modifications to the BioCryst Intellectual Property Rights (including any Patents and any other BioCryst Intellectual Property Rights, whether patentable or not) to the extent solely related to the Compound or a Licensed Product (or the Development or Commercialization thereof) or any modification thereof, BioCryst Patents or the BioCryst Know-How, or that Covers the Compound or a Licensed Product, whether made by or for BioCryst (“Agreement Improvements”) shall be owned exclusively by BioCryst and promptly notified to CSL and, at the written election of CSL, shall be deemed included in the license in Section 2.1. To avoid any doubt, any improvements or modifications to the BioCryst Intellectual Property Rights made by or on behalf of CSL shall be owned by CSL (and are not Agreement Improvements).

(b)               Any Intellectual Property Rights other than Agreement Improvements that are invented by either Party, its Affiliates or Third Parties acting on such Party’s behalf shall be owned by such Party. For purposes of this Section 10.2(b), inventorship shall be determined in accordance with United States patent laws and the judicial interpretations thereof.

10.3.        Infringement and Post-Grant Proceedings by Third Party.(a)                Each Party shall notify the other Party promptly of any conduct on the part of Third Parties that it deems to be a potential infringement, misappropriation, act of unfair competition, dilution or other violation of BioCryst Intellectual Property Rights Covering the Licensed Product or relating to the BioCryst Marks, the filing of a Post Grant Proceeding (whether by BioCryst or a Third Party) or receipt of any certification filed pursuant to 21 U.S.C. § 355(b)(2)(A) or 355(j)(2)(A)(vii)(IV) or its successor provisions or any similar provision in a country in the Territory other than the United States claiming that any BioCryst Patent Rights are invalid or otherwise unenforceable (which shall include any Post-Grant Proceeding initiated by a Third Party), or that infringement of BioCryst Patent Rights will not arise from the manufacture, use, import or sale of a product by a Third Party (“Infringement”).

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

(b)               CSL will have the initial right (but not the obligation), at its sole discretion, to take any and all action it deems necessary to stop any Infringement or respond to a Post-Grant Proceeding, including the bringing of an action (or counterclaim(s) in a declaratory judgment action) based on the BioCryst Intellectual Property Rights or for unfair competition with respect thereto in the Territory. CSL will exclusively control the prosecution or settlement of any such action, as well as any response to a Post-Grant Proceeding initiated by a Third Party to challenge the BioCryst Intellectual Property Rights in consultation with BioCryst. CSL will be permitted to bring or defend such action in the name of BioCryst only or in the name of both BioCryst and/or CSL. BioCryst shall have the right (but not obligation, other than use of its name as set forth in the immediately preceding sentence) to participate in such action in a consultative capacity through its own counsel ***. BioCryst will provide all reasonable cooperation and assistance requested by CSL in connection with any action taken by CSL with respect to such Infringement or Post Grant Proceeding, including by making relevant employees and inventors available to CSL. The reasonable and documented out-of-pocket costs and legal expenses incurred by CSL and BioCryst in such action or proceeding contemplated in this Section 10.3, excluding (x) any costs associated with the time expended by employees of a Party and (y) any expenses incurred by Party as a result of its own election to participate in a consultative capacity through its own counsel in any such action brought by the other Party (“Infringement Costs”), and any monetary proceeds, damages and other relief obtained by CSL in connection with such action (“Proceeds”) will be treated as follows:

(i)                 CSL will bear ***% of the Infringement Costs and BioCryst will bear ***% of the Infringement Costs (subject to Section 9.3(c)(vi)); provided that BioCryst’s share of such Infringement Costs will be funded by CSL, with CSL being reimbursed for BioCryst’s share of such Infringement Costs solely through deductions from the milestone , royalty and Profit Share payments that are then due and payable or thereafter become due and payable under this Agreement, in accordance with Section 9.3(c)(v); and

(ii)               CSL will retain ***% of the Proceeds and CSL shall pay to BioCryst, and BioCryst shall retain, ***% of the Proceeds.

(c)                If CSL does not commence any such action based on the BioCryst Intellectual Property Rights or for unfair competition with respect thereto and such Infringement or other violation otherwise has not been abated, BioCryst will have the right (but not the obligation), at its sole discretion and expense, to take any and all action it deems necessary to stop such violation, including the bringing of an action based on the BioCryst Intellectual Property Rights or for unfair competition with respect thereto in the Territory. BioCryst will exclusively control the prosecution or settlement of any such action and will bring such action in the name of BioCryst only or in the name of both BioCryst and CSL. CSL shall have the right (but not obligation, other than use of its name as set forth in the immediately preceding sentence) to participate in such action in a consultative capacity through its own counsel at its cost. BioCryst shall be entitled to retain for its sole benefit ***% of any Proceeds in connection with such action, provided that BioCryst shall reimburse any of CSL’s reasonable and documented out-of-pocket costs (excluding (y) any costs associated with the time expended by employees of a Party and (z) any expenses incurred by Party as a result of its own election to participate in a consultative capacity through its own counsel in any such action brought by the other Party) in participating in the action out of such Proceeds.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

10.4.        Claimed Infringement. In the event that any action is brought or threatened against BioCryst or CSL or any Affiliate of either Party alleging the infringement or other violation of the Intellectual Property Rights of a Third Party by reason of the making, use, sale, importation, Development, manufacture or Commercialization of the Licensed Product in the Field and in or for the Territory after the Effective Date, CSL shall have the right to defend or settle such action and shall control the defense of such action. CSL will bear *** percent (***%) of and BioCryst shall bear *** percent (***%) of the (i) reasonable and documented out-of-pocket costs and legal expenses incurred by CSL and BioCryst in such defense, excluding (x) any costs associated with the time expended by employees of a Party and (y) any expenses incurred by Party as a result of its own election to participate in a consultative capacity through its own counsel in any such action, and (ii) any damage award entered in favor of such Third Party in any such action based on such infringement or violation and any upfront and deferred payments, royalties and license fees in any settlement agreement that relate to CSL’s making, having made, using, selling, offering for sale, importing, Developing, having Developed, manufacturing, having manufactured, Commercializing and having Commercialized the Compound or Licensed Products in the Field in the Territory (“Infringement Defense Costs”); provided that BioCryst’s share of such Infringement Defense Costs will be funded by CSL, with CSL being reimbursed for BioCryst’s share of such Infringement Defense Costs solely through deductions from the milestone, royalty and Profit Share payments that are then due and payable or thereafter become due and payable under this Agreement, in accordance with Section 9.3(c)(v). BioCryst shall have the right to participate in such action through its own counsel at its cost in a consultative capacity. The Parties shall provide all reasonable assistance to each other and reasonably cooperate to defend or settle such action. CSL shall not compromise, settle or otherwise dispose of any such action without BioCryst’s prior consent, provided that BioCryst shall not unreasonably withhold its consent. Further, if the practice of the BioCryst Patents by or on behalf of CSL in accordance with this Agreement would, in the absence of any license or other agreement, infringe the Intellectual Property Rights of any Third Party, CSL may deduct from milestone payments, royalties and Profit Share due to BioCryst *** percent (***%) of the arms’ length payments made by CSL to such Third Party in respect of the infringed Intellectual Property Rights, subject to Section 9.3(c)(v). Prior to agreeing to make any payment to a Third Party, CSL shall notify BioCryst and consider in good-faith any comments from BioCryst. Notwithstanding the foregoing, CSL’s obligations under this Section 10.4 shall not apply to any Losses for which BioCryst is obligated to indemnify CSL under Section 15.2 or limit any right or remedy of CSL in connection with such Losses. The Parties shall provide all reasonable assistance to each other and reasonably cooperate to defend or settle such action.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

Article 11
PUBLICITY; CONFIDENTIALITY.

11.1.        Press Releases and Other Disclosures. The Parties hereby each approve the form of press release set forth in Schedule 11.1 and will cooperate in the release thereof as soon as practicable after the Effective Date. The Parties also recognize that each Party may from time to time desire to issue additional press releases and make other like public statements or disclosures regarding the subject matter of this Agreement. In such event, the Party desiring to issue an additional press release or make a like public statement or disclosure shall provide the other Party with a copy of the proposed press release, statement or disclosure for review and approval in advance (except that neither Party shall have any obligation to disclose Confidential Information except to the extent required or permitted pursuant to this Article 11). The Parties shall further agree upon a Question & Answer outline for use in responding to inquiries about the Agreement; thereafter, the Parties may each disclose to Third Parties the information contained in such Question & Answer outline without the need for further approval by the other. No other public statement or disclosure concerning the existence or terms of this Agreement shall be made, either directly or indirectly, by either Party, without first obtaining the written approval of the other Party. Once any public statement or disclosure has been approved in accordance with this Section 11.1, then either Party may appropriately communicate information contained in such permitted statement or disclosure.

11.2.        Publications. Unless otherwise mutually agreed upon by the Parties or as expressly provided for in this Agreement, (A) the Party desiring to publish or present any information relating to the Development, manufacture or Commercialization of the Licensed Product (the “Publishing Party”) shall transmit to the other Party (the “Reviewing Party”) for review and comment a copy of the proposed publication or presentation, at least fifteen (15) Business Days prior to the submission of the proposed publication or presentation to any Third Party; (B) the Publishing Party shall postpone the publication or presentation for up to an additional fifteen (15) Business Days upon request by the Reviewing Party in order to allow the Reviewing Party to consider appropriate patent applications or other protection to be filed on information contained in the publication or presentation; (C) upon request of the Reviewing Party, the Publishing Party shall remove all Confidential Information of the Reviewing Party from the information intended to be published or presented; and (D) the Publishing Party shall consider all reasonable comments made by the Reviewing Party to the proposed publication or presentation. Notwithstanding the foregoing, the Parties recognize the desirability of publishing and publicly disclosing the results of clinical trials of pharmaceutical products. Accordingly, CSL shall be free to publicly disclose the results of clinical trials involving a Licensed Product in accordance with customary industry practice.

11.3.        Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose, other than as reasonably necessary for the exercise of its right and performance of its obligations as provided for in this Agreement, any confidential and proprietary information or materials of the other Party furnished to it by the other Party pursuant to this Agreement (collectively, “Confidential Information”) during the term hereof and for a period of five (5) years following the expiration or earlier termination of this Agreement. For the avoidance of doubt, (a) Agreement Improvements shall be deemed to be the Confidential Information of BioCryst; (b) Data generated by or on behalf of a Party will be the Confidential Information of that Party; and (c) the terms of this Agreement shall be deemed the Confidential Information of each party. Notwithstanding the foregoing, Confidential Information shall not include any information to the extent that it can be established by competent proof of the receiving Party that such information:

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

(a)                was already known to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation established), at the time of disclosure;

(b)               was available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)                became available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)               was disclosed to the receiving Party by a Third Party who, to the receiving Party’s knowledge, had no obligation to the disclosing Party not to disclose such information to others; or

(e)                was independently developed by a Party without use of or reliance on the disclosing Party’s Confidential Information.

11.4.        SEC Disclosure of Agreement. In addition to the other provisions of this Agreement, with respect to complying with the disclosure requirements of the U.S. Securities and Exchange Commission (the “SEC”) in connection with any required filing with the SEC of this Agreement, the filing Party shall provide to the other Party a copy of the proposed filing and the Parties shall work cooperatively in good faith, taking into consideration the other Party’s suggestions, regarding the text of the disclosure as well as information for which the filing Party will seek to obtain confidential treatment.

11.5.        Authorized Disclosure. Except as expressly provided otherwise in this Agreement, each Party may disclose Confidential Information of the other Party as follows: (i) under appropriate confidentiality provisions substantially equivalent to those in this Agreement, to its employees and officers, Affiliates, any employee, officer or contractor of its Affiliates, or in the case of CSL only, to permitted Third Party contractors or Permitted Sublicensees or proposed Third Party contractors or sub-licensees; (ii) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications in accordance with this Agreement, prosecuting or defending litigation, complying with applicable governmental regulations, obtaining regulatory approval or fulfilling post-approval regulatory obligations, or otherwise required by Law, provided, however, that if a Party is required by Law to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement (and otherwise promptly notify the other Party of disclosure) and, except to the extent inappropriate (for example, in the case of patent applications), will use its commercially reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed and co-operate with the other Part regarding same; (iii) in communication with advisors (including lawyers and accountants) on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; or (iv) to the extent mutually agreed to by the Parties; (v) each Party may disclose the terms of this Agreement to the extent necessary to comply with the terms of agreements with Third Parties existing as of the Effective Date under appropriate confidentiality provisions substantially equivalent to those in this Agreement; (vi) CSL may disclose the BioCryst Intellectual Property Rights and BioCryst Confidential Information as it deems necessary or useful, at all times acting reasonably and in good faith, in connection with its making, use, sale, importation, Development, manufacture or Commercialization of Licensed Products. Notwithstanding the foregoing and for the avoidance of doubt, CSL acknowledges and agrees that BioCryst may disclose to a Regulatory Authority all Data received from CSL and BioCryst acknowledges and agrees that CSL may disclose to a Regulatory Authority all Data received from BioCryst.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

11.6.        Application to Earlier Information. Without limiting the operation of this Agreement, this Agreement applies to all Confidential Information whether or not any Confidential Information of a Party was disclosed to or accessed by the other Party before the Effective Date, and applies to information disclosed pursuant to the Confidentiality Agreement last signed *** between bioCSL Inc. (an Affiliate of CSL) and BioCryst.

11.7.        Specific Performance. Each Party acknowledges that:

(a)                the value of the other Party's Confidential Information is unique and difficult to assess in monetary terms;

(b)               a breach by it of any of its obligations of confidentiality under this Agreement may irreparably harm the Party disclosing such Confidential Information, and damages may not be an adequate remedy for any such breach; and

(c)                therefore, if it actually breaches or threatens to breach the confidentiality obligations set forth in this Agreement, the Party whose Confidential Information is the subject of such breach, or who is affected by such breach, may seek to enforce this Agreement by way of injunctive relief or specific performance as a remedy (in addition to any other available relief) without proof of actual or special damage.

11.8.        Return of Confidential Information.

(a)                Upon expiry or termination of this Agreement, except to the extent specifically set out in this Agreement, each Party must return all Confidential Information of the other Party to that Party and destroy any copies of such Confidential Information, except for one copy which may be retained solely for the purpose of proving compliance with this Agreement.

(b)               Section 11.8(a) does not apply to the directors' papers of a Party or an Affiliate of such Party, or the minutes of the board of the Party or an Affiliate of such Party or any committee of any such board, or as otherwise required by Law or by legal proceedings.

(c)                A Third Party who is a professional adviser to the a Party may retain in its files such copies of the Confidential Information of the other Party as are reasonably necessary to support any advice given to the first-mentioned Party or as required to comply with any professional standards or ethical requirements.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

Article 12
REPRESENTATIONS, WARRANTIES AND COVENANTS.

12.1.        By BioCryst. BioCryst hereby represents and warrants to, and covenants with, CSL as follows:

(a)                To the knowledge of BioCryst, as of the Effective Date, all information of which BioCryst is aware and which could be reasonably considered to be material to CSL’s decision to enter into this Agreement has been disclosed to CSL.

(b)               All of the studies, tests and pre-clinical and clinical trials of the Compound conducted by BioCryst prior to, or being conducted as of, the Effective Date have been and are being conducted in material compliance with applicable Laws.

(c)                It has and will have the full right, power and authority to grant all of the right, title and interest in the licenses granted or to be granted to CSL under this Agreement and, except as expressly provided for in this Agreement, it has not granted to any Third Party any right that conflicts with the licenses granted or to be granted to CSL under this Agreement.

(d)               Neither BioCryst nor any of its Affiliates has knowingly employed any person used in any capacity in connection with the Development of Compound or known Licensed Products who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section.

(e)                BioCryst has sufficient rights in the BioCryst Intellectual Property Rights to enable it to carry out its obligations under this Agreement and to grant the licenses granted, or contemplated to be granted, herein and it has not granted any license, right or interest in, to or under the BioCryst Patents or BioCryst Know-How to any Third Party that would conflict with the rights granted to CSL hereunder.

(f)                Schedule 1.1(r) is a complete and correct list of all BioCryst Patents exclusively owned or Controlled by BioCryst as of the Effective Date and BioCryst (i) is not aware of any claim made against it in writing asserting the invalidity, misuse, unregisterability, unenforceability or non-infringement of any such BioCryst Patents and (ii) is not aware of any claim made against it challenging BioCryst’s Control of such BioCryst Patents or making any adverse claim of ownership or the rights of BioCryst to such BioCryst Patents.

(g)               To the best of BioCryst’s knowledge as of the Effective Date, there is no actual or threatened infringement by a Third Party of any BioCryst Patent, or any infringement or threatened infringement by a Third Party that would adversely affect CSL’s rights under this Agreement.

(h)               To the best of BioCryst’s knowledge as of the Effective Date, the development, use, import and sale of Licensed Products in the Field and in the Territory will not infringe or conflict with the Intellectual Property Rights of a Third Party in any respect and does not breach any obligation of confidentiality or non-use owed by BioCryst to a Third Party.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

(i)                 As at the Effective Date, there are no claims, judgments or settlements against or owed by BioCryst and, to the best of BioCryst’s knowledge, there are no pending or threatened claims or litigation; in each case relating to the BioCryst Patents or BioCryst Know-How or Licensed Products.

(j)                 To the best of BioCryst’s knowledge as of the Effective Date, the issued patents encompassed within the BioCryst Patents are existing, valid and enforceable, in whole or part. BioCryst has not received any written notice from any Third Party challenging the validity or enforceability of the BioCryst Patents (including through the institution or written threat of institution of interference, nullity, revocation or similar invalidity proceedings before the U.S. Patent and Trademark Office or any equivalent foreign entity).

(k)               The making, Development, Commercialization, use, manufacture, sale, offer for sale or importation in the Territory of Licensed Product (and any Compound therein) which is manufactured in accordance with the NDA will not infringe the Intellectual Property Rights of a Third Party.

(l)                 To the best of BioCryst’s knowledge and belief, the following information is true and correct in all material respects:

(i)                 information available at the domain name <Rapivab.com> as at the Effective Date;

(ii)               all Data and Regulatory Information provided to CSL at the time such information is provided.

(m)             To the best of BioCryst’s knowledge and belief as at the Effective Date, there are no material safety issues relating to a Licensed Product or the Compound that are not disclosed in the Data and/or Regulatory Information prior to the Effective Date.

(n)               The UAB Agreement is in full-force and effect as at the Effective Date and during the term of the Agreement, BioCryst shall not take action to cause the UAB Agreement to be terminated.

12.2.        By Both Parties. Each Party hereby represents and warrants to, and covenants with, the other Party as follows:

(a)                Such Party is duly organized and validly existing under the Laws of its jurisdiction of incorporation and has full corporate power and authority, and has taken all corporate action necessary, to enter into and perform its obligations under this Agreement.

(b)               This Agreement is a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms. Neither the execution and delivery of this Agreement by such party, nor the performance by such Party of its obligations hereunder, conflicts with any agreement, instrument or understanding, oral or written, by which such Party is bound and will not violate any applicable Laws.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

(c)                Such Party has the right to enter into and perform its obligations under this Agreement.

(d)               Neither the execution and delivery of this Agreement nor the performance hereof by such Party requires such Party to obtain any permit, authorization or consent from any governmental authority (except for any Regulatory Approvals, pricing or reimbursement approvals, manufacturing-related approvals or similar approvals necessary for Development, manufacture or Commercialization of Licensed Product(s)), or from any other person.

(e)                Neither such Party nor any of its Affiliates nor any of their employees have been debarred or the subject of debarment proceedings by any Regulatory Authority. Neither such Party nor any of its Affiliates nor any of their employees shall knowingly use in connection with the Development or Commercialization of any Licensed Product any employee, consultant or investigator that has been debarred or the subject of debarment proceedings by any Regulatory Authority.

12.3.        Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL PATENTS, KNOW-HOW, DATA AND OTHER INTELLECTUAL PROPERTY RIGHTS, AND ALL LICENSED PRODUCT AND COMPOUND PROVIDED HEREUNDER IS PROVIDED AS-IS. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY WITH REGARD TO ANY PATENT, KNOW-HOW, DATA, LICENSED PRODUCT, COMPOUND OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND TO THE EXTENT PERMITTED BY LAW, EACH PARTY DISCLAIMS, AND WAIVES ALL WARRANTIES OF AND TO, THE OTHER, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY LICENSED PRODUCT, BIOCRYST INTELLECTUAL PROPERTY RIGHTS OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OR DEALING OR USAGE OF TRADE, AND ANY IMPLIED WARRANTY OF NONINFRINGEMENT.

12.4.        Exclusion of Consequential Damages; Limitation of Remedy. OTHER THAN IN CONNECTION WITH A PARTY’S INDEMNITY OBLIGATIONS WITH RESPECT TO THIRD PARTY CLAIMS, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES WHATSOEVER RESULTING OR ARISING FROM ANY CAUSE OR CLAIM WHATSOEVER, WHETHER BY TORT, OR CONTRACT OR OTHERWISE, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS AND LOSS OF SAVINGS, BUSINESS DATA, OR GOODWILL.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

Article 13
TERM AND TERMINATION.

13.1.        Term. The term of this Agreement shall commence on the Effective Date and shall continue on a country by country basis until the expiration of the last-to-expire Royalty Term in any such country in the Territory. Upon expiry of the Royalty Term with respect to a country, the licenses granted in Section 2.1 with respect to such country, ***.

13.2.        Termination By BioCryst. Without limiting any other rights or remedies either Party may have under this Agreement or otherwise, BioCryst shall have the right to terminate this Agreement: (i) upon notice to CSL, at any time in the event that CSL, itself or through an Affiliate, commences legal action or an administrative proceeding with any patent office that challenges the validity of any BioCryst Patents; or (ii) if CSL breaches, in any material respect, any of its representations, warranties or obligations under this Agreement, and, if curable, such breach is not cured within ninety (90) days after CSL’s receipt of written notice of such breach; or (iii) if CSL suffers an Insolvency Event. Notwithstanding clause (ii) above, if such breach is not capable of being cured within the stated period but is capable of being cured within a reasonable period and CSL uses commercially reasonable efforts to cure such breach during such ninety (90) day period and presents a mutually agreeable remediation plan for such breach prior to the expiration of such ninety (90) day period, this Agreement shall not terminate and the cure period shall be extended for such reasonable period provided in the remediation plan as long as CSL continues to use commercially reasonable efforts to pursue the cure as provided in such remediation plan. In the event CSL disputes in good faith the existence of a material breach, termination of this Agreement shall not be deemed to occur unless and until such dispute has been referred for resolution in accordance with Article 14, material breach of the Agreement has been established by an arbitration thereunder and, if such breach can be cured by the payment of money or the taking of specific remedial actions within a reasonable period of time, CSL does not pay the amount so determined to be due within ten (10) days of receipt of the arbitration decision or otherwise diligently undertake and complete such remedial actions within a reasonable period of time established by such arbitration decision.

13.3.        Termination By CSL. Without limiting any other rights or remedies either Party may have under this Agreement or otherwise, CSL shall have the right to terminate this Agreement (i) upon written notice to BioCryst, if BioCryst breaches, in any material respect, any of its representations, warranties or obligations under this Agreement, and, if curable, such breach is not cured within ninety (90) days after BioCryst’s receipt of written notice of such breach; or (ii) if BioCryst suffers an Insolvency Event. Notwithstanding the immediately preceding sentence, if such breach is not capable of being cured within the stated period but is capable of being cured within a reasonable period and BioCryst uses commercially reasonable efforts to cure such breach during such ninety (90) day period and presents a mutually agreeable remediation plan for such breach prior to the expiration of such ninety (90) day period, this Agreement shall not terminate and the cure period shall be extended for such reasonable period provided in the remediation plan as long as BioCryst continues to use commercially reasonable efforts to pursue the cure as provided in such remediation plan. In the event BioCryst disputes in good faith the existence of a material breach, termination of this Agreement shall not be deemed to occur unless and until such dispute has been referred for resolution in accordance with Article 14, material breach of the Agreement has been established by an arbitration thereunder and, if such breach can be cured by the payment of money or the taking of specific remedial actions within a reasonable period of time, BioCryst does not pay the amount so determined to be due within ten (10) days of receipt of the arbitration decision or otherwise diligently undertake and complete such remedial actions within a reasonable period of time established by such arbitration decision.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

13.4.        Effect of Termination.

(a)                Any Termination or Expiration.

(i)                 The termination or expiration of this Agreement shall not affect any payment of any debts or obligations accruing prior to such date of termination or expiration. Sections 6.7, and Article 1, Article 7, Article 8, Article 9, Article 10, Article 11, Article 12, Article 13, Article 14, Article 15 and Article 16 shall survive the termination or expiration of this Agreement in accordance with their terms.

(ii)               Upon any termination of this Agreement by BioCryst pursuant to Section 13.2, where CSL has granted any sublicense as permitted under Section 2.1, all such sublicenses shall terminate, provided that if requested by a sublicensee who is not otherwise in breach of the terms of this Agreement, BioCryst will use commercially reasonable efforts to negotiate with such sublicensee for the grant of a direct license to the rights granted under this Agreement on equivalent terms to those in the relevant sublicense.

(b)               Any Termination for Breach. In the event of termination of this Agreement by a Party for the other Party’s uncured material breach, such termination shall not affect the terminating Party’s right to claim damages against the breaching Party for such breach. In the event the non-breaching Party waives its right under Section 13.2 or Section 13.3 to terminate, such non-breaching Party shall not be prevented from seeking damages for a material breach by the breaching Party during the term of this Agreement.

(c)                Termination by BioCryst for Cause.

(i)                 Upon termination of this Agreement in its entirety by BioCryst pursuant to Section 13.2, all licenses and rights granted to CSL shall terminate, and CSL shall terminate all activities related to the Licensed Products and cease all use of the BioCryst Intellectual Property Rights. At BioCryst’s written request, CSL shall promptly sell to BioCryst all Licensed Product which it holds in stock at the time of such termination. In the absence of such request, CSL may continue to market and sell Licensed Product which it holds in stock at the time of such termination for a period of either: (A) ***, if termination occurs within four years of the Effective Date; or (B) ***, if termination occurs after the fourth anniversary of the Effective Date; provided in each case that CSL shall continue to pay royalties in accordance with Article 9, after which time it shall destroy all remaining Licensed Product in stock. CSL shall use commercially reasonable efforts to provide to BioCryst all assistance reasonably necessary in order to assist BioCryst in transitioning to BioCryst all aspects of the Parties’ relationship hereunder, including but not limited to all work in progress, Agreement Improvements and CSL Know-How to BioCryst.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

(ii)               Upon any termination of this Agreement by BioCryst pursuant to Section 13.2, where CSL has granted any sublicense as permitted under Section 2.1, all such sublicenses shall terminate, provided that if requested by a sublicensee who is not otherwise in breach of the terms of this Agreement, BioCryst will use commercially reasonable efforts to negotiate with such sublicensee for the grant of a direct license to the rights granted under this Agreement on equivalent terms to those in the relevant sublicense.

(iii)             In the event of termination of this Agreement by BioCryst under Section 13.2, CSL shall grant or assign, and shall cause any applicable Affiliate to grant or assign, to BioCryst all or any combination of the following elected by BioCryst in its sole discretion, in each case to the extent applicable to the Territory and the Licensed Products:

(1)               Regulatory and Intellectual Property Matters. Ownership of all Regulatory Filings and Marketing Approvals relating to Licensed Products, including related correspondence with Regulatory Authorities, and provide copies thereof.

(2)               Pre-clinical and Clinical Matters. Ownership and possession of all Data, including pre-clinical and clinical data, pharmacology and biology data, and Intellectual Property Rights therein in CSL’s Control exclusively relating to Licensed Products, and reasonable access to and right to use (only for purposes of the Development and Commercialization of Compounds and Licensed Products) such Data solely relating to Licensed Products, subject in each case to any applicable Laws that may limit CSL’s ability to assign such Data to BioCryst and BioCryst indemnifying and holding harmless CSL and its Affiliates in respect of any costs, losses, expenses, damages or claims arising for such for such access and use.

(3)               Manufacturing Matters. At BioCryst’s option, to be exercised no later thirty (30) days after the effective date of termination of this Agreement in its entirety:

i)                  for a period of up to *** months following the effective date of termination *** (except as set forth below) use of commercially reasonable efforts by CSL and its Affiliates to effect the assignment of each manufacturing agreement specific and exclusive to Compounds or Licensed Products to BioCryst, if such agreement is then in effect and such assignment is permitted under such agreement or by the applicable Third Party; provided that CSL shall be released, to the extent the applicable Third Party will permit, from any obligation arising out of such agreement following such assignment and BioCryst shall execute such documentation reasonably satisfactory to CSL to effectuate such agreement;

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

ii)                for a period of up to *** months following the effective date of termination *** (except as set forth below): (A) cooperation with BioCryst in reasonable respects to transfer manufacturing documents and materials that are used (at the time of the termination) by CSL or its Affiliates exclusively in the manufacture of Licensed Products to the extent such manufacturing documents and materials and the Intellectual Property Rights therein are within CSL’s Control, not obtained by BioCryst pursuant to the assignment of agreements pursuant to Section 13.4(c)(iii)(1) above, and (B) to provide BioCryst with reasonable access to and right to use such manufacturing documents and materials to the extent they relate to, but are not used exclusively in, the manufacture of Compounds and Licensed Products, subject to BioCryst indemnifying and holding harmless CSL and its Affiliates in respect of any costs, losses, expenses, damages or claims arising for such access and use;

iii)              in the event that CSL does not reasonably believe the continued use of such Licensed Products causes safety concerns, use of commercially reasonable efforts by CSL *** for a reasonable period of up to *** months to transition to BioCryst manufacturing activities as conducted by CSL prior to the effective date of termination (including the assignment of manufacturing agreements under Section 13.4(c)(iii)(1) above) and to cooperate with BioCryst to qualify an alternate manufacturer chosen by BioCryst;

(4)               License Grant. At BioCryst’s option, to be exercised no later than *** days after the effective date of termination, grant an *** license, with the right to sublicense, under the CSL Patent Rights and CSL Know-How solely to make, have made, use, sell, offer for sale and import Licensed Products in the Field that were Developed or Commercialized under this Agreement prior to the effective date of termination; provided that, with respect to any CSL Patent Rights or CSL Know-How that CSL acquired from a Third Party (by license or otherwise), CSL shall only be required to grant to BioCryst a license to such CSL Patent Rights or CSL Know-How to the extent permitted under its agreement with such Third Party, and, if payment is due to such Third Party under any such agreement in respect of such grant to BioCryst, CSL will promptly inform BioCryst in writing of the amount of such payment, and if BioCryst elects to require CSL to grant a sublicense of CSL Patent Rights or CSL Know-How after CSL shall have informed BioCryst in writing of such payment, BioCryst shall pay CSL or such Third Party, as determined by CSL, the of amount of such payment; provided further that BioCryst shall execute such documentation reasonably requested by CSL to effectuate such agreement; and provided further that CSL shall be entitled to retain a copy of any CSL Know-How for its records. BioCryst shall indemnify and hold harmless CSL and its Affiliates in respect of any costs, losses, expenses, damages or claims arising for such BioCryst’s use of CSL Patent Rights and CSL Know-How.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

(iv)             Assignment of Trademark. Assign to BioCryst all of CSL’s right, title and interest in any trademark, trade name or logo used solely and exclusively by CSL in connection with the Commercialization of Licensed Products in the Territory, along with all associated goodwill.

(d)               Termination by CSL for Cause. In the event of termination of this Agreement by CSL under Section 13.3(i) or (ii), CSL may in its absolute discretion elect to exercise any one or more of the following:

(i)                 all rights granted to CSL under this Agreement will remain in force and full effect;

(ii)               CSL will continue to comply with its obligations under Article 9 and Section 2.6, provided that CSL may set-off from payments due to BioCryst any costs, losses, expenses or damages incurred by CSL or its Affiliates as a consequence of BioCryst’s breach of the Agreement;

(iii)             all covenants and indemnities from CSL to BioCryst and from BioCryst to CSL will remain in full force and effect;

(iv)             CSL shall take control of the prosecution and maintenance of any BioCryst Patents in respect to which CSL has been granted rights; and

(v)               ownership of all Regulatory Filings and Marketing Approvals relating to Licensed Products in the Territory shall be assigned to CSL and such Regulatory Filings and Marketing Approvals shall be transferred to CSL or its nominee (to the extent not previously assigned or transferred) and BioCryst shall provide to CSL all related correspondence with Regulatory Authorities.

Article 14
DISPUTE RESOLUTION.

14.1.        General. Any dispute or disagreement between the Parties arising out of, under or in connection with this Agreement shall be resolved in accordance with the provisions of this Article 14.

14.2.        Informal Mediation. In the event any dispute or disagreement between the Parties arises out of, under or in connection with this Agreement, either Party may submit the dispute to the following executives for resolution: for BioCryst, Senior Executive Officer responsible for corporate development (or such successor as may be named by BioCryst); for CSL, Senior Executive Officer responsible for Commercial Operations (or such successor as may be named by CSL). Such executives shall work together in good faith for a period of ten (10) days to resolve the dispute.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

14.3.        Escalation. In the event that a dispute is not resolved pursuant to the provisions of Section 14.2 above, the dispute or disagreement may be submitted to the Senior Officers (defined below) for resolution. In such event, either Party, by written notice to the other Party, may formally request that the dispute be resolved by the Senior Officers, specifying the nature of the dispute with sufficient specificity to permit adequate consideration by the Senior Officers. The Parties shall cause their respective Senior Officers to use commercially reasonable efforts to resolve the referred dispute in good faith within ten (10) business days of receiving such written notification, including, without limitation, by means of a face-to-face meeting if requested by either Party. “Senior Officers” means, for CSL, the CEO or President (or delegate) and for BioCryst, the CEO or President.

14.4.        Arbitration. Any disputes, controversies between the Parties arising under or in connection with this Agreement not resolved through the procedures set out in the preceding sections of this Article 14 shall be finally settled by arbitration, in Wilmington, Delaware before a panel of three (3) arbitrators under the Rules of the of the International Chamber of Commerce (“ICC Rules”) existing as of the Effective Date, except to the extent the provisions of this Article 14 are contrary to the ICC Rules, in which case the provisions of the Article 14 apply. The emergency Arbitrator Provisions of the ICC Rules shall not apply. Each Party shall nominate an arbitrator, and the Party-nominated arbitrators shall agree upon the third arbitrator who will be the chair of the arbitration tribunal. The chair may be of a nationality that is the same as any or all of the parties. If the two Party-nominated arbitrators are unable to agree upon the chair within sixty (60) days, the chair shall be selected as provided in the ICC Rules. The arbitration award shall be binding upon the Parties and enforceable by any court of competent jurisdiction as set forth in Article 16.3. The arbitration award may include an award as to costs including attorney fees. These provisions shall not prevent a Party from making application to any court of competent jurisdiction seeking equitable relief in case of urgency.

14.5.        No Arbitration of Intellectual Property Issues. Notwithstanding anything to the contrary contained herein, unless otherwise agreed by the Parties, disputes relating to Intellectual Property Rights or other disputes for which a Party wishes to seek injunctive or other equitable relief shall not be subject to arbitration, and shall be submitted to a court of competent jurisdiction as set forth in Article 16.3.

Article 15
INDEMNIFICATION.

15.1.        Indemnification by CSL. CSL shall indemnify, defend, and hold harmless BioCryst, the Affiliates of BioCryst, and their respective officers, directors, and employees (collectively, the “BioCryst Indemnitees”) from and against all actions, causes of action, suits, debts, obligations, losses, damages, amounts paid in settlement, liabilities, costs, and expenses whatsoever, including reasonable attorneys’ fees (collectively, “Losses”), arising out of a claim by a Third Party (including any Regulatory Authority), arising out of or relating to (a) CSL’s Development or Commercialization of a Licensed Product (including all Losses involving death or bodily injury caused or allegedly caused by the use of such Licensed Product to the extent arising from such Development or Commercialization and all Losses associated with (1) any failure to comply with any requirements under Laws applicable to the pricing of Licensed Products sold by CSL or with FDA legal requirements applicable to any activities of CSL relating to such Development or Commercialization, (2) manufacturing defects of Licensed Products manufactured by or for CSL (excluding Existing Licensed Product Inventory) or (3) the marketing or labelling of Licensed Products sold by CSL), and/or (b) any breach by CSL of a representation, warranty or covenant under this Agreement, but excluding, in each case of clause (a) and (b), any Losses for which BioCryst is obligated to indemnify CSL under Section 15.2 or to the extent that the Losses arise out of or result from, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty made by BioCryst in this Agreement, any breach or violation of any term of this Agreement by BioCryst or the negligence or willful misconduct of any of the BioCryst Indemnitee.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

15.2.        Indemnification by BioCryst. BioCryst shall indemnify, defend, and hold harmless CSL, the Affiliates of CSL, and their respective officers, directors, and employees (collectively, the “CSL Indemnitees”) from and against all Losses, arising out of a claim by CSL or a Third Party (including any Regulatory Authority), arising out of or relating to (a) any breach by BioCryst of a representation, warranty or covenant under this Agreement (including in the Schedules); (b) the gross negligence or willful misconduct on the part of BioCryst; (c) any defects in a Licensed Product provided by BioCryst pursuant to Section 3.4 and/or (d) the Development or Commercialization of the Compound or a Licensed Product by BioCryst, its Affiliates or licensees or sublicensees other than CSL (including all Losses involving death or bodily injury caused or allegedly caused by the use of such a Compound or Licensed Product to the extent arising from such Development or Commercialization and all Losses associated with (1) any failure to comply with any requirements under Laws applicable to the pricing of Licensed Products sold by persons other than CSL or with FDA legal requirements applicable to any activities of persons other than CSL relating to such Development or Commercialization, (2) manufacturing defects of Licensed Products manufactured by or for persons other than CSL or (3) the marketing or labelling of Licensed Products sold by persons other than CSL); (e) all Losses involving personal injury or death arising from Licensed Product manufactured, Commercialized or Developed in accordance with the NDA or any Marketing Approval procured by BioCryst; except in each case to the extent that the Losses arise out of or result from, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty made by CSL in this Agreement, any breach or violation of any term of this Agreement by CSL or the negligence or willful misconduct of any of the CSL Indemnitee.

15.3.        Indemnification Procedures. If any claim, demand, action or proceeding is made or commenced by any Third Party (a “Third-Party Claim”) against any BioCryst Indemnitee or CSL Indemnitee that is entitled to be indemnified with respect thereto under this Article 15 (the “Indemnified Party”), the Indemnified Party shall give the other Party (the “Indemnifying Party”) prompt written notice thereof; the failure to give such written notice shall not affect the liability of the Indemnifying Party under this Agreement except to the extent such failure materially and adversely affects the ability of the Indemnifying Party to defend the Third-Party Claim. Subject to Section 10.3, the Indemnifying Party shall have the right to assume the defense and resolution of the Third-Party Claim, provided that (i) the Indemnified Party shall have the right to participate in the defense of the Third-Party Claim at its own expense through counsel of its choice (control of the defense will remain with the Indemnifying Party), (ii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that would require any act or forbearance on the part of the Indemnified Party or which does not unconditionally release the Indemnified Party from all liability in respect of the Third-Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, and (iii) the Indemnified Party may undertake the defense of the Third-Party Claim, at the Indemnifying Party’s expense, if the Indemnifying Party fails promptly to assume and diligently to prosecute the defense.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

Article 16
MISCELLANEOUS.

16.1.        Assignment. This Agreement and any rights granted hereunder are personal to each Party and shall not be sold, assigned, sublicensed, encumbered or otherwise transferred (each a “Transfer”) by either Party without the prior written consent of the other Party or as expressly provided for in this Agreement; provided, however, that either Party, without notice and at any time for any reason, may Transfer this Agreement in whole or in part to (i) any of its Affiliates who agree to be bound by the terms and conditions of this Agreement or (ii) to any successor of such Party by merger or sale of all or substantially all of its business assets to which this Agreement relates which agrees in writing with the other Party to be bound by the terms and conditions of this Agreement. Any attempted Transfer of this Agreement or any of the rights granted hereunder in violation of this Section 16.1 shall be void ab initio. The consent by any Party to any Transfer shall not constitute a waiver of the necessity for such consent in any subsequent Transfer.

16.2.        Section 365(n).

(a)                All rights and licenses now or hereafter granted by BioCryst to CSL under or pursuant to this Agreement, including, for the avoidance of doubt, the licenses granted to CSL pursuant to Section 2.1 are, for all purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined in the Bankruptcy Code. Upon the occurrence of any Insolvency Event with respect to BioCryst, BioCryst agrees that CSL, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Further, each Party agrees and acknowledges that all payments by CSL to BioCryst hereunder, other than royalty payments pursuant to Section 9.3, and the regulatory milestones pursuant to Section 9.2, do not constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or relate to licenses of intellectual property hereunder. BioCryst shall, during the term of this Agreement, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. BioCryst and CSL acknowledge and agree that “embodiments” of intellectual property within the meaning of Section 365(n) include, without limitation, laboratory notebooks, product samples and inventory, research studies and data, regulatory approvals and manufacturing know-how. If (i) a case under the Bankruptcy Code is commenced by or against BioCryst, (ii) this Agreement is rejected as provided in the Bankruptcy Code, and (iii) CSL elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code, BioCryst (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall:

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

(i)                 provide to CSL all BioCryst Intellectual Property (including all embodiments thereof) held by BioCryst and such successors and assigns, or otherwise available to them, immediately upon CSL’s written request, in each case, if and to the extent licensed under this Agreement. Whenever BioCryst or any of its successors or assigns provides to CSL any of the BioCryst Intellectual Property licensed hereunder (or any embodiment thereof) pursuant to this Section 16.2, CSL shall have the right to perform BioCryst’s obligations hereunder with respect to such BioCryst Intellectual Property , but neither such provision nor such performance by CSL shall release BioCryst from liability resulting from rejection of this Agreement or the failure to perform such obligations; and

(ii)               not interfere with CSL’s rights under this Agreement, or any agreement supplemental hereto, to such BioCryst Intellectual Property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in Section 365(n) of the Bankruptcy Code.

(b)               All rights, powers and remedies of CSL provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code with respect to BioCryst. The Parties agree that they intend the following rights to extend to the maximum extent permitted by law, and to be enforceable under Bankruptcy Code Section 365(n):

(i)                 the right of access to any intellectual property (including all embodiments thereof) of BioCryst, or any Third Party with whom BioCryst contracts to perform an obligation of BioCryst under this Agreement, and, in the case of the Third Party, which is necessary for the manufacture, use, sale, import or export of Licensed Products in the Field in accordance with the provisions of Section 2.1; and

(ii)               the right to contract directly with any Third Party to complete the contracted work to the extent permitted by Section 2.1.

16.3.        Governing Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to choice-of-law principles of the State of New York. All actions arising under this Agreement which are not arbitrable shall be brought in the State and Federal Courts located in the State of Delaware. The Parties hereby irrevocably submit to the jurisdiction of such courts.

16.4.        Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. In the event any provisions shall be held invalid, illegal or unenforceable, the Parties shall use best efforts to substitute a valid, legal and enforceable provision, which, insofar as practical, implements the purposes hereof.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

16.5.        Notices. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by facsimile transmission; or (c) sent to the Parties at their respective addresses indicated herein by registered or certified mail, return receipt requested and postage prepaid, or by private courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

If to BioCryst, to:

Jon Stonehouse

4505 Emperor Blvd, Suite 200

Durham, NC 27703

United States

Fax: (919) 859-1314

with a copy to:

Alane Barnes

4505 Emperor Blvd, Suite 200

Durham, NC 27703

United States

Fax: (919) 859-1314

or to such other person or address as BioCryst shall furnish to CSL in writing.

If to CSL, to:

***

c/o bioCSL Pty Ltd
63 Poplar Road
Parkville 3052

Australia
Fax: +61 3 389 1874

For notices relating to claims and disputes, with a copy to:

CSL Limited
Attention: Company Secretary
45 Poplar Road
Parkville 3052

Australia
Fax: +613 9387 8454

or to such other person or address as CSL shall furnish to BioCryst in writing.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if transmitted by facsimile pursuant to this paragraph, such communication shall be deemed delivered on the day transmitted unless it is received after 5:00 p.m., local time, or on a day which is not a business day, in which case it shall be deemed delivered on the next business day after transmission (in each case provided that the sender receives a confirmation of transmission on the transmission date); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service; or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Either Party may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section 16.5.

16.6.        No Waiver. None of the provisions of this Agreement can be waived except in a writing signed by the Party granting the waiver. No failure by a Party to exercise any right under this Agreement shall operate as a waiver of such right, nor shall any single or partial exercise of any right preclude any other or further exercise of that right or the exercise of any other rights. The waiver by any Party of any breach of this Agreement shall not be deemed a waiver of any prior or subsequent breach. All remedies of either Party shall be cumulative and the pursuit of one remedy shall not be deemed a waiver of any other remedy.

16.7.        Further Assurances. Each Party shall execute, acknowledge and deliver, without additional consideration, such further assurances, instruments and documents, and shall take such further actions, as the other Party shall reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

16.8.        No Third-Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any other person or entity any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, other than BioCryst Indemnitees, CSL Indemnitees and any assignee permitted under Section 16.1 above and any consents or other permissions granted pursuant to Section 2.2.

16.9.        Relationship of the Parties. The relationship of the Parties under this Agreement shall be solely that of independent contractors and nothing herein shall be construed to create or imply any relationship of employment, agency, joint venture, partnership or any relationship other than that of independent contractors. BioCryst and CSL acknowledge and agree that each of them is engaged in a separate and independent business and neither shall state, represent or imply any interest in or control over the business of the other.

16.10.    Government Funding. Development of the Licensed Products has been funded in part with Federal funds from the Office of Public Health Emergency Preparedness, Office of Public Health Emergency Medical Countermeasures, under Contract No. HHS0100200700032C.

16.11.    Cost. Unless otherwise specified herein, each Party shall bear the full Cost of its compliance with the terms of this Agreement and its respective obligations hereunder. For purposes of this Agreement, the term “Costs” when used herein means the fully allocated costs including but not limited to the fully allocated cost of goods and services and manufacturing overhead directly related to any Licensed Product, and allocation of all administrative and general expenses directly related to any Licensed Product. Costs shall be determined by generally accepted accounting principles, applied on a consistent basis.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

16.12.    Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections, Schedules or Exhibits mean the particular Articles, Sections, Schedules or Exhibits to this Agreement and references to this Agreement include all Exhibits and Schedules attached hereto. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP, but only to the extent consistent with its usage and the other definitions in this Agreement. Unless context otherwise clearly requires, whenever used in this Agreement: (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (ii) the word “day”, “month” or “year” means a calendar day, month or year unless otherwise specified; (iii) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (iv) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits and Schedules); (v) provisions that require that a Party, the Parties or any committee or team hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (vi) words of any gender include the other gender; and (vii) references to any specific Law or article, section or other division thereof shall be deemed to include the then-current amendments thereto or any replacement Law thereof; (viii) references to ‘non-refundable’ or ‘non-creditable’ do not limit either Party’s rights with respect to breach of contract or other remedies available at law.

16.13.    No Modifications. Unless otherwise specified herein and the Exhibits attached hereto, nothing contained in this Agreement shall affect the rights and obligations of the Parties under the other License Documents, and the terms and conditions of all such agreements shall remain in full force and effect.

16.14.    Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto, together with the Quality Agreement and Pharmacovigilance Agreement, constitute the entire understanding between the Parties relating to the subject matter hereof, and no amendment or modification to this Agreement shall be valid or binding upon the Parties unless designated as such, made in writing and signed by the representatives of such Parties

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

16.15.    Force Majeure. The obligations of a Party under this Agreement (other than the payment of money) shall be suspended during the period and to the extent that such Party is prevented or hindered from performing such obligations due to any of the following causes beyond such Party’s reasonable control (such causes, “Force Majeure Events”): (a) acts of God; (b) flood, fire or explosion; (c) war, invasion, riot or other civil unrest; (d) any change in Law on or after the date of this Agreement; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency other than in connection with an influenza pandemic; (g) strikes, labor stoppages or slowdowns or other industrial disturbances; or (h) shortage of adequate power or transportation facilities. The Party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other Party stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. Neither Party shall be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event.

16.16.    Counterparts. This Agreement may be executed in one or more counterparts, including by electronic transmission or faxing of signature pages, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument. For the avoidance of doubt, this Agreement shall not be effective until the last of both Parties has executed the Agreement.

[The remainder of this page intentionally left blank]

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement in duplicate originals by their duly authorized representatives as of the date and year first above written.

BIOCRYST PHARMACEUTICALS, INC. By: Name: Title:	SEQIRUS UK LIMITED By: Name: Title:
Signature Page to License Agreement

Schedule 1.1(i)

BioCryst Existing Manufacturers

***

Schedule 1.1(r)-1

SCHEDULE 1.1(r)

BioCryst Patents

SUBSTITUTED CYCLOPENTANE AND CYCLOPENTENE COMPOUNDS USEFUL AS NEURAMINIDASE INHIBITORS
Country	Patent Number	Status
AU	2003212040	Granted
CA	2315262	Granted
EP	1040094	Granted
PL	196674	Granted
RO	121815	Granted
US	6,562,861	Granted

NEW CYCLOPENTANE AND CYCLOPENTENE COMPOUNDS AND USE FOR DETECTING INFLUENZA VIRUS
Country	Patent Number	Status
US	6,503,745	Granted

Schedule 1.1(r)-2

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Schedule 1.1(r)-3

INTRAVENOUS ANTIVIRAL TREATMENTS
Country	Patent/Application Number	Status
BR	PI0707769-6	Pending
CA	2642260	Pending
CN	200780013022.00	Pending
EG	1379/2008/PCT	Pending
EA	200870263	Pending
IN	3737/KOLNP/2008	Pending
ID	W-00200802661	Pending
MY	PI 20083086	Pending
MX	MX/a/2008/010394	Pending
NZ	570538	Granted
SG	200805972-7	Pending
ZA	2008/09012	Granted
US	8,778,997	Granted
US	14/313,738	Pending
VN	I-2008-02252	Pending

Schedule 1.1(r)-4

Schedule 1.1(u)

Channel Inventory

Wholesaler	Activity Through	Available Quantity
***	6/11/2015	***
***	6/11/2015	***
***	6/11/2015	***
***	6/11/2015	***
***	6/11/2015	***
Total Channel Inventory		***

Schedule 1.1(u)-1

Schedule 2.5
Know-How Transfer Plan

Area	Know-how includes the following	Requested date of delivery to CSL Days from the Effective Date or such later date requested by CSL
Manufacturing

• Letters from contract manufacturers providing same or similar commercial terms to that of BioCryst

• Manufacturing methods & know how for API, including RSM, for *** manufacturing processes

• Manufacturing methods & know how for finished product

• Quality Control test methods & know how for API and finished product

• Release testing methods and specifications

• Contact details with all existing and previously used CMOs and raw material suppliers

• Contact details for *** relating to potential supply of API and Finished Product

• Details of all raw material suppliers

• Supply agreement with raw material suppliers

• Copy of the quote from *** to manufacture API for ***

• Copy of technology transfer plan/protocols for finished product fill/finish at ***

• Copy of *** serialisation strategy

• Copy of all product stability test reports since commencement of manufacture

• Copy of Site Master File for API (*** and Finished Product Manufacture (*** and ***)

90 days
Regulatory	• Copy of NDA for each region (Modules 1-5, including transfer of all eCTD sequences)

• Copy of all correspondence with regulatory agencies, including (but not limited to) evaluation reports, RFIs and responses, scientific advice, agency meeting minutes, audit/inspection reports and responses, submissions other than variations to the dossier (e.g. PSURs, Annual Reports) or any other information that may impact on the Regulatory Authority’s decision to grant or maintain Regulatory Approval.

• Summary of variation and labelling histories, including agency assessment reports, company responses and approvals

• Summary of any on-going regulatory activities, particularly any for which bioCSL will take over responsibility

• Labelling texts and artwork

• Original approvals/licences and renewal details, as applicable

• Regulatory files pertaining to the *** change of site of manufacture, authorisation of CSL as a distributor in the US and change in MAH and associated notifications

• Regulatory files pertaining to FDA Post Marketing Requirements and Commitments and any commitments to other agencies

• Relevant documentation from third party consultants pertaining to registration

• Evidence of the GMP status of all manufacturing sites engaged in any part of the process of producing the goods or of bringing the goods to their final state. This includes any site engaged in the processing, assembling, packaging, labelling, storage, sterilising, testing or releasing for supply of the goods, or of any component or ingredient of the goods, as part of that process.

• Relevant documentation from manufacturing and supply chain partners pertaining to registered details or product

• Summary and status of clinical trial disclosures

• Clinical Study Reports and information related to the conduct of clinical trials including but not limited to ethics approval, patient records, statistical plans, statistical analyses

30 days

Schedule 2.5-1

Marketing and Sales

• Marketing and sales training modules

• Promotional material

• Website

• Government stockpile requests and correspondence

• Sales reports

• Agreements with US distributors

• Minutes of advisory board meetings or any other consultation with clinical experts

• Images for finished Licensed Product

• Packaging artwork

15 days
Medical Affairs	• Clinical study reports for all company-sponsored trials pertaining to peramivir

• Clinical study plans and protocols for all company-sponsored peramivir studies currently underway or to be initiated within 2015, 2016 or 2017

• List of any ongoing or agreed-upon Investigator Initiated studies related to peramivir

• Publications plans for peramivir already in place for 2015, 2016 and 2017 including abstract & manuscript submissions and expected meeting participation

• Contact details of thought leaders & top investigators involved in providing advice, serving as speakers or consultants related to peramivir

• Set of Standard Response Letters or FAQ documents used to field Medical Information inquiries regarding peramivir or antivirals

• List of all Medical Information queries since launch / approval related to peramivir in the USA and Japan

45 days
Pharmacovigilance

• PSURs / FDA safety reports/ Japanese aggregate safety reports

• US PV plan / EU RMP / Japan RMP

• Quality agreements with ***, ***and ***

• Sales figures until date of transition

• PVAs as applicable

• Answers to HAs requests

• Documented signals and signal evaluation reports

For later stage-take over of complete safety

• Source documents for ICSR

• PTC

• Complete Safety Database, ready for migration into bioCSL database on a pre-defined date

60 days
Quality	• Quality agreements with CMOs

• Reports of all quality inspections concerning the manufacture, packaging and release of the API and Finished Product

• Management & resolution of any quality related issues and warning letters with any CMO

45 days
Insurance	• Any claims • Insurance certifications noting CSL	30 days
Product Complaints	• Listing of all product complaints and resolution thereof	45 days

Schedule 2.5-2

SCHEDULE 3.1(a)

BioCryst FDA Post-Marketing Commitments

Post-Marketing Commitments as described in NDA approval letter and related FDA correspondence.

[See Attached.]

Schedule 3.1(a)-1

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

SCHEDULE 3.4

PURCHASE TERMS
FOR EXISTING LICENSED PRODUCT INVENTORY

1. DEFINITIONS

Capitalized terms that are not defined in this Schedule 3.4 shall have the meaning assigned to such terms in the Agreement and, as used in this Schedule 3.4, the following terms shall have the following meanings:

1.1	“Specifications” means the specifications and the related methods for a Licensed Product set forth in the NDA submitted by BioCryst to the United States FDA, including any amendments and or supplements thereof.

2. SALE OF EXISTING INVENTORY

2.1	On the terms and conditions of this Schedule 3.4, BioCryst shall sell to CSL, and CSL shall purchase from BioCryst, the Existing Licensed Product Inventory when and as provided below. The Existing Licensed Product Inventory will include 600-mg finished doses of Licensed Product as of the Effective Date as follows:
•	(Existing Licensed Products Inventory other than Additional Finished Products):
•	*** packs (3x200mg vial) finished doses located in ***; and
•	*** packs (3x200mg vial) finished doses located in *** or with other BioCryst distributors, to be delivered within 30 days of the Effective Date; and

•	(Additional Finished Products): Approximately *** packs (3x200mg vial) or the amount of finished doses produced during the validation process at ***, to be delivered as ordered by CSL and in any event by no later than the Manufacturing Responsibility Transfer Date.

In each case in a form that meets the Specifications and other requirements of this Schedule 3.4.
Schedule 3.4-1

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

For clarity, CSL is not required to purchase Existing Licensed Products Inventory from BioCryst in amounts exceeding the above quantities, although may elect to do so by separate written agreement with BioCryst.

2.2

The price of the Existing Licensed Product Inventory purchased by CSL hereunder shall equal the direct costs incurred by BioCryst in connection with the manufacture, storage and shipping thereof, including any royalty owing to UAB, plus a markup of ***% to cover indirect costs (including overhead) (the “Product Cost”). BioCryst will provide CSL upon request a statement showing the Product Cost of each separate lot Existing Licensed Product Inventory.

2.3	Upon shipment of the Existing Licensed Product Inventory to CSL, BioCryst(default) will invoice CSL for the total purchase price of the relevant shipment of the Existing Licensed Product Inventory. Payment of the undisputed relevant purchase price of the shipped Existing Licensed Product Inventory shall be due within *** days of the date of invoice (subject to Section 4.2 and Section 4.3 of this Schedule 3.4).
2.4	During the period starting on the Effective Date and ending on the Manufacturing Responsibility Transfer Date, CSL will place orders *** months in advance of supply that specify the purchase quantity and delivery date. BioCryst will deliver Existing Licensed Product Inventory to CSL by the agreed delivery date specified in an order. CSL will not be liable to accept nor pay for any Existing Licensed Product Inventory not delivered by the delivery date specified in the applicable order. BioCryst will be liable for *** incurred by CSL as a result of BioCryst’s failure to deliver Licensed Product in accordance with CSL’s firm orders.
2.5	BioCryst will ship the Existing Licensed Product Inventory *** to one or two centralized CSL facilities or *** and will not send Existing Licensed Product Inventory to any distributors of CSL.
2.6	BioCryst acknowledges and agrees that some of the Existing Licensed Product Inventory to be transferred to CSL may be held by distributors or other contractors of BioCryst, and BioCryst is responsible for, and must indemnify and hold harmless CSL and its Affiliates in respect of, any costs associated with the transfer of such Existing Licensed Product Inventory from BioCryst’s distributors to CSL (including any transport costs and termination fees or other compensation payable to BioCryst’s distributors).

3. QUALITY CONTROL

3.1	BioCryst warrants that Existing Licensed Product Inventory delivered by BioCryst to CSL shall:

3.1.1 be in Finished Dosage Form, in the quantities set out in this Schedule 3.4 or as otherwise ordered, and comply with the Specifications and other requirements of this Schedule 3.4, GMP, applicable Laws, the Marketing Approval in the U.S.A., requirements of the Quality Agreement and any representations, covenants or warranties given by BioCryst under Section 12.1 of the Agreement; and

3.1.2 be free from errors or Defects (as defined in Section 4.2 below); and

3.1.3 be released by BioCryst’s quality control unit and shall be accompanied by a legible Certificate of Analysis signed by an authorized representative of BioCryst certifying that such Existing Licensed Product Inventory is fully finished and has been manufactured in accordance and in compliance with the Specifications, GMP, applicable Laws, and such quality as BioCryst and CSL shall agree

Schedule 3.4-2

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

3.1.4 not infringe the Intellectual Property Rights of any person in the United States, and nor shall the sale in, offer for sale in or importation into the United States, infringe the Intellectual Property Rights of any person..

3.2	BioCryst agrees the Existing Licensed Product Inventory supplied by BioCryst will have a shelf life of at least four years.

3.3	The Parties will execute a Quality Agreement within 30 days of the Effective Date relating to quality matters associated with Licensed Product and Compound, including the manufacture and packaging of the Existing Licensed Product Inventory by or on behalf of BioCryst.

4. SHIPMENT AND ACCEPTANCE

4.1	The Existing Licensed Product Inventory shall be delivered in BioCryst’s appropriate shipping packaging to the carrier designated by CSL. Title and risk of loss or damage to Existing Licensed Product Inventory shall pass to CSL upon delivery by BioCryst to the designated carrier, FCA BioCryst’s designated shipping point. Without limiting the provisions of Section 2.2 regarding Product Cost, shipment of Existing Licensed Product Inventory will be ***, (A or B) destination advised by CSL (Incoterms 2010).
4.2	Upon receipt of any shipment of Existing Licensed Product Inventory by CSL, CSL shall promptly inspect or have inspected by its designee each shipment to determine whether there is a shortage in such shipment and to otherwise inspect such shipment for any failure to comply with the requirements set out in Section 3.1.1 above (“Defects”). In the event of a shortage or a Defect, CSL shall give written notice thereof to BioCryst within thirty (30) days of CSL’s receipt of such shipment. Such notice shall specify the shortage or the nature of the defect, as the case may be. Upon giving BioCryst such notification of shortage, CSL shall provide BioCryst with a reasonable opportunity to inspect the shipment. Upon giving BioCryst such notice of a Defect, CSL will have no obligation to pay for the defective portions of such shipment. If BioCryst disputes whether any portion of shipment is defective, expert determination will apply to resolve the dispute. BioCryst will deliver replacement Licensed Product within 2 weeks of a rejection by CSL of defective Licensed Product. If CSL later discovers latent Defects which were not discovered within the thirty (30) day inspection period set forth above, then CSL will provide notice of such latent Defects within thirty (30) days of discovery and BioCryst will promptly refund to CSL all payments for the defective products upon confirmation that such latent defects existed at the time of shipment.
Schedule 3.4-3

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

4.3	If there is a shortage for which BioCryst is responsible, then without limiting any other rights available to CSL under this Agreement or at Law, the price to be paid by CSL for the shipment in question shall be correspondingly reduced. If the Parties fail to agree whether there is a shortage for which BioCryst is responsible within four (4) weeks after the receipt by BioCryst of CSL’s notice of shortage pursuant to Section 4.2, such dispute regarding the proper rejection of a shipment shall be submitted for resolution to the JSC. The Parties shall use commercially reasonable efforts to resolve such dispute through the JSC within fourteen (14) days after the submission of such dispute to the JSC. In the event that the JSC determines that there is a shortage for which BioCryst is responsible, the price to be paid by CSL for the shipment shall be correspondingly reduced.

5. REPRESENTATION AND WARRANTIES

5.1	EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL EXISTING LICENSED PRODUCT INVENTORY PROVIDED HEREUNDER IS PROVIDED AS-IS AND BIOCRYST MAKES NO REPRESENTATION OR WARRANTY WITH REGARD THERETO. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND TO THE EXTENT PERMITTED BY LAW, BIOCRYST DISCLAIMS, AND CSL WAIVES, ALL WARRANTIES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY EXISTING LICENSED PRODUCT INVENTORY, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OR DEALING OR USAGE OF TRADE, AND ANY IMPLIED WARRANTY OF NONINFRINGEMENT.

OTHER THAN IN CONNECTION WITH BIOCRYST’S INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT OR AS EXPRESSLY PROVIDED IN THIS AGREEMENT, IN NO EVENT SHALL BIOCRYST BE LIABLE TO CSL FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES WHATSOEVER RESULTING OR ARISING FROM ANY CAUSE OR CLAIM WHATSOEVER RELATING TO THE SALE OF EXISTING LICENSED PRODUCT INVENTORY HEREUNDER, WHETHER BY TORT, OR CONTRACT OR OTHERWISE, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS AND LOSS OF SAVINGS, BUSINESS DATA, OR GOODWILL.

Schedule 3.4-4

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

SCHEDULE 3.5

TARGET FORECAST
(PACKS OF THREE VIALS)

Year	Year 1	Year 2	Year 3	Year 4	Year 5
Target Net Sales	***	***	***	***	***
Year	Year 6	Year 7	Year 8	Year 9	Year 10*
Target Sales	***	***	***	***	***

* The parties will agree Target Sales forecasts for subsequent years, 12 months in advance.

* Year 1 commences on the Effective Date and finishes on 30 June 2016, Year 2 commences on 1 July 2016, and each subsequent Year commences on 1 July or the relevant year.

Schedule 3.5-1

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

Schedule 7.5

Form of Pharmacovigilance Agreement

*****

Pharmacovigilance Agreement

Between

Company Name

Address

Herein after termed ‘LICENSOR’

And

bioCSL Name (e.g. bioCSL Pty Ltd)

Address (e.g. 63 Poplar Road, Parkville, Victoria, 3052, Australia)

ABN: 26 160 735 035

Herein after termed ‘bioCSL’

Schedule 7.5-1

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

1	Purpose of Agreement

This Pharmacovigilance Agreement (Agreement) defines the post-marketing pharmacovigilance responsibilities between bioCSL and LICENSOR (Parties) for the Product(s): Generic name: ___ (Brand name:____) and the Territory of (XXX), as defined in the [name of agreement] between bioCSL and the LICENSOR dated [insert date] (Business Agreement), as amended (if applicable). This Agreement does not include pharmacovigilance for clinical studies being conducted with the Product(s) in the Territory.

The purpose of this agreement is to define the procedures, timeframes and responsibilities for the exchange of safety data and to ensure that LICENSOR is promptly made aware of any spontaneously-reported suspected adverse events/adverse drug reactions (AEs/ADRs) in association with the Product(s) that is sold, or intended for sale in the Territory by bioCSL.

In the event of any conflict or inconsistency between a term of this Agreement and any other agreement regarding Pharmacovigilance matters relating to the Product(s), the terms of this Agreement shall prevail.

2	Pharmacovigilance Responsibilities

The pharmacovigilance responsibilities between bioCSL and LICENSOR are defined in Appendix 01 of this Agreement.

The pharmacovigilance responsible persons from each party are listed in Appendix 02 of this Agreement.

Both Parties are subject to applicable global regulations, directives and guidelines for the conduct of pharmacovigilance for the Product(s). These include inter alia and irrespective of the Territory:

•	Australian Guideline for Pharmacovigilance Responsibilities of Sponsors of Registered Medicines Regulated by Therapeutic Goods Administration
•	Applicable current EU Directive and Regulations regarding Pharmacovigilance (GVP)
•	Code of Federal Regulations Title 21
•	ICH Topic E 2 A – Clinical Safety Data Management: Definitions and Standards for Expedited Reporting
•	ICH Topic E 2 D Post Approval Safety Data Management: Definitions and Standards for Expedited Reporting
3	Definitions
3.1	AEs/ADRs

Definitions of AEs/ADRs are as per the ICH guidelines and should always include the following circumstances:

•	Any AE/ADR associated with the Product(s) from any source;
•	Any AE/ADR associated with a product technical complaint.

Schedule 7.5-2

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

AEs/ADRs are also understood to include the following circumstances, whether or not associated patient harm has occurred:

•	Prospective and retrospective reports of product exposure during pregnancy (maternal and paternal), irrespective of pregnancy outcome. This includes abnormal, normal and unknown pregnancy outcome;
•	Neonatal exposure via breast milk;
•	Lack of efficacy;
•	Overdose;
•	Maladministration/ Medication error;
•	Misuse/ Abuse;
•	Off label use;
•	Occupational exposure
•	Suspected adverse reactions related to quality defect or falsified Product (counterfeit)
•	Suspected transmission of an infectious agent
•	Unintended therapeutic benefit
•	Drug interactions
•	Compassionate Use
3.2	The minimum criteria for a valid AE/ADR case report are:

a)      At least one AE/ADR;

b)      A suspect product;

c)      An identifiable patient;

d)	An identifiable reporter.
3.3	Non-valid AE/ADR case reports

Non-valid AE/ADR case reports are reports which do not meet the minimum criteria as specified in Section 3.2.

All available information on non-valid AE/ADR case reports shall be:

•	It shall be forwarded to LICENSOR as per Section 4;
•	It shall be tracked and recorded;
•	bioCSL shall perform follow up with the reporter for all non-valid AE/ADR Case Reports to gather missing information (see Section 4.1).
Schedule 7.5-3

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.
3.4	Date of first receipt

The date of first receipt:

•	Is defined as the calendar date at which any employee or contractor of either company becomes aware of an AE/ADR that is associated with the Product(s);
•	Shall be clearly labelled on all AE/ADR case reports.
3.5	AE/ADR case reports

This includes both valid and non-valid AE/ADR case reports.

3.6	Day 0

The reporting time clock is considered to start on the date when the AE/ADR case report received (see Section 3.5), fulfils minimum criteria. In general, this date is considered as day 0, and shall be clearly stated on any AE/ADR case report.

3.7	Significant safety issue

Significant safety issues may require judgment but would generally include, but not be limited to, any matter about the safety of the Product(s) which results in:

•	Withdrawal or suspension of availability of the Product(s);
•	Addition of a contraindication, warning or precaution statement to the Reference Safety Information (RSI);
•	Modification for safety reasons of an existing contraindication, warning or precaution statement in the RSI as well as the modification or removal of an indication for safety reasons.
3.8	Global database

LICENSOR is responsible for the management of the global safety database for the Products.

3.9	Working day

Working day shall be defined as a day (other than a Saturday, Sunday or public holiday), when banks within the Territory are open for business.

3.10	Further abbreviations
•	EEA: European Economic Area
•	ICSR: Individual Case Safety Report
•	INN: International non-proprietary name
Schedule 7.5-4

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

•	Local Competent Regulatory Authority: the body responsible for regulation and reporting of all PV related matters within the Territory
•	PSUR: Periodic Safety Update Report
•	QPPV: Qualified Person for Pharmacovigilance (applicable for the EU and Australia)
•	RMP: Risk Management Plan
4	Management of AEs/ADR Case Reports
4.1	Collection of AEs / ADR case reports

If bioCSL receives AE/ADR case reports (serious, non-serious, valid or non-valid) in association with the Product(s), from any source within the Territory, bioCSL shall forward the unassessed AE/ADR case reports via source documents (see Appendix 03 for examples) to LICENSOR by email or fax within two (2) working days from the date of first receipt. The exchange of all AE/ADR information shall be in the English language.

LICENSOR shall acknowledge receipt of report within two (2) working days of receipt.

LICENSOR shall assess all AE/ADR case reports for causality, seriousness and expectedness.

For AE/ADR case reports assessed as serious, LICENSOR shall provide bioCSL with a final CIOMS form within calendar days of the date of first receipt. bioCSL shall use this CIOMS form to report to the Local Competent Regulatory Authority, in accordance with applicable local regulatory requirements.

bioCSL shall follow-up cases in accordance with bioCSL Standard Operating Procedures. The follow up information shall be sent to LICENSOR according to the processes for initial information, as detailed above.

LICENSOR is responsible for the global literature surveillance for the Product(s). This includes data entry of all identified published AE/ADR case reports, and subsequent follow-up as required.

bioCSL shall forward any AE/ADR case reports related to the Product(s), it may become aware of from relevant local medical or scientific literature published in the Territory.

4.2	Reporting of AEs /ADR case reports

bioCSL shall conduct expedited reporting of AE/ADR case reports for initial and significant follow-up information for the Product(s) within the Territory, in compliance with local regulatory requirements.

bioCSL shall submit a CIOMS form provided by LICENSOR to the Local Competent Regulatory Authority within regulatory timelines.

5	Reconciliation

For reconciliation purposes, bioCSL shall provide a line listing of all AE/ADR case reports sent to LICENSOR in the previous xxx (X) months. LICENSOR shall reconcile the line listing and advise bioCSL of any discrepancies. Any missing AE/ADR case reports shall be provided by bioCSL within two (2) working days.

Schedule 7.5-5

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

For reconciliation purposes, LICENSOR shall forward a line listing of all AE/ADR Case Reports received by bioCSL at xxx (X) monthly intervals.  Any missing AE/ADR Case Reports identified by bioCSL shall be resent to the LICENSOR within two (2) working days.

LICENSOR shall forward a listing of all serious AE/ADR case reports - sent to bioCSL as CIOMS forms - which have occurred within the Territory in the previous xxx (X) months. bioCSL shall verify receipt and notify LICENSOR of any missing serious AE/ADR case reports. Any missing case reports shall be forwarded by LICENSOR within two (2) working days.

6	Periodic Safety Update Reports (PSURs)

LICENSOR will provide annual PSURs to bioCSL for submission to the Local Competent Regulatory Authority if required, in accordance with applicable local regulatory requirements.

LICENSOR will provide annual PSURs, in accordance with the requirements of the Australian Regulatory Guidelines for Prescription Medicines, to bioCSL for submission to the Local Competent Regulatory Authority.

7	Risk Management Activities

LICENSOR is responsible for risk management activities (detection, assessment, management and communication) relating to the Product(s). bioCSL is obliged to reasonably support LICENSOR regarding the exchange of safety information with the Local Competent Regulatory Authority in the Territory, in accordance with the Business Agreement.

LICENSOR is responsible for the preparation of Risk Management Plans (RMPs) for the Product(s). As soon as a final RMP version is available, LICENSOR will provide bioCSL with the completed RMP and updates thereof for submission to the Local Competent Regulatory Authority if required, in accordance with applicable regulatory requirements.

LICENSOR is responsible for the identification of new confirmed safety signals, Significant Safety Issues relating to the Product(s), and informing bioCSL within one (1) working day (by phone and/or email) and provide any supporting documentation within five (5) calendar days.

8	Regulatory Issues including Regulatory Authority Requests for Provision of Pharmacovigilance Information

LICENSOR must inform bioCSL promptly of changes regarding the marketing authorization status of the Product(s) which may have impact on bioCSL’s reporting obligations in the Territory.

Both Parties will within one (1) working day inform each other of any pharmacovigilance requests, Significant Safety Issues (including any quality defects resulting in any potential Significant Safety Issues) or decisions from the Local Competent Regulatory Authority. LICENSOR is responsible for the preparation of pharmacovigilance-related regulatory response documents. In liaison with LICENSOR, bioCSL will submit responses to the Local Competent Regulatory Authority in accordance with the applicable regulatory requirements.

Schedule 7.5-6

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.
9	LICENSOR Audit

Upon request, and as agreed by bioCSL, LICENSOR shall have the right to perform pharmacovigilance audits of bioCSL records and documentation in terms of the provisions of this Agreement, during normal business hours within the Territory at LICENSOR’s expense.

10	Final Provisions

This Agreement constitutes the entire agreement and understanding between the parties with respect to its subject matter. It replaces all previous agreements between, or undertakings by either of, the parties with respect to its subject matter.

This Agreement will become effective immediately upon receipt of a signed copy by both Parties or the date the Business Agreement is effective, whichever is the later.

This agreement shall terminate on termination of the Business Agreement. However, upon request, if bioCSL receives AE/ADR case reports for the Product(s) within one (1) year after termination of this Agreement, bioCSL shall send the original reports as received by bioCSL to LICENSOR.

If any dispute arising between the Parties relating to this Agreement cannot be resolved by their respective Pharmacovigilance staff, such dispute will be referred promptly to the respective senior management who will make a good faith effort to resolve the matter within timely fashion from the date of such referral.

Any changes to this Agreement may only be made in writing, and must be mutually agreed upon by both Parties. The revised Agreement will become effective immediately upon receipt of a signed copy by both Parties.

11	Review

This Agreement shall be reviewed as required by the Partner, in order to assess whether there are changes to the regulations/guidelines, or the processes within either company, which may require amendment to this Agreement.

12	History of changes

Version XX (20XX)

Schedule 7.5-7

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

13	Signature

bioCSL

Name:

Title:

Signature: ___________________________

Date: _____________

Name:

Title:

Signature: ___________________________

Date: _____________

[LICENSOR]

Name:

Title:

Signature: _________________________

Date: ____________

Name:

Title:

Signature: _________________________

Date: ____________

Schedule 7.5-8

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

Appendix 01: Summary of Pharmacovigilance Responsibilities

Pharmacovigilance Responsibilities	bioCSL	LICENSOR
QPPV in [Territory]	X*
Collection of AEs/ADRs associated with the Product(s), occurring in the Territory, and notification to LICENSOR	X
Assessment of AE/ADR case reports for causality, seriousness and expectedness		X
Provision of CIOMS form for serious cases		X
Expedited reporting to the Local Competent Regulatory Authority	X*
Requesting follow-up information for AE/ADR case reports associated with the Product(s) within the Territory	X
Management of the global safety database for the Product(s)		X
Global literature surveillance for the Product(s)		X
Preparation of Periodic Safety Update Reports for the Product(s)		X
Submission of Periodic Safety Update Reports to the Local Competent Regulatory Authority	X*
Risk Management activities relating to the Product(s), including preparation of Risk Management Plans		X
Submission of Risk Management Plans to the Local Competent Regulatory Authority if required	X*
Identification of safety signals for the Product(s)		X
Notification to either party of pharmacovigilance requests, significant safety issues or decisions from the Local Competent Regulatory Authority	X	X
Preparation of pharmacovigilance responses for the Product(s)		X
Submission of pharmacovigilance responses to the Local Regulatory Authority	X*

* Applies in instances where bioCSL acts within the Territory as Marketing Authorization Holder on behalf of the Licensor.

Schedule 7.5-9

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

Appendix 02: Pharmacovigilance Responsible Persons

bioCSL

Contact for exchange of AE/ADR information

Name
Title
e-Mail
Phone
Fax

Contact for all other safety enquires

Name
Title	Qualified Person for Pharmacovigilance
e-Mail
Phone
Fax

[LICENSOR]

Contact for exchange of AE/ADR information

Name
Title
e-Mail
Phone
Fax

Contact for all other safety enquires

Name
Title	Qualified Person for Pharmacovigilance
e-Mail
Phone
Fax

Schedule 7.5-10

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

Appendix 03: Example AE/ADR Case Report Form

[See Attached.]

Schedule 7.5-11

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

Form

FRM-7286

# Adverse Event Report Form

**Source:** ☐ Spontaneous ☐ Non-interventional post-authorization study (PAS) no.: ☐ Solicited

## Patient Details & History

| Initials: (First - Last) | Date of birth: (dd/mmm/yyyy) | Age at onset: | Gender: ☐ female ☐ male | Weight: ☐ kg ☐ lb | Height: ☐ cm ☐ in | Pregnancy: ☐ yes ☐no ☐n.a. | Country of occurrence: |
|---|---|---|---|---|---|---|---|
| | | | | | | | |

**Relevant Patient history** (e.g. diagnoses, allergies, pre-existing medical conditions, smoking & alcohol use, pregnancy with last month of period, etc.):

## Suspect Medicinal Product Information

| Trade Name: | Generic Name: | Batch number: Batch number unavailable? ☐ | Expiry Date: (dd/mmm/yyyy) |
|---|---|---|---|

**Dose in units & frequency:**

**Administration Route:**

**Has the product been stored correctly?** (If no, please specify)

**Current therapy dates relevant to AE:** (dd/mmm/yyyy, time)

From: To:

**Indication(s) for use:**

**Is indication for use approved as per the Product Information Leaflet?** yes ☐ no ☐

**Action taken with drug** (e.g., discontinued, maintained, reduced)

**Previous therapy with suspect medicinal product?**

**Suspect Product tolerated in the past?**

**Details of Other Suspect Medicinal Product** (if applicable):

**Batch number:**

**Expiry Date:**

## Concomitant Medicinal Product(s): (exclude treatment medication)

| Name: | Batch: | Dose: (incl. units) | Route: | Start date: (dd/mmm/yyyy) | Stop date: (dd/mmm/yyyy) | Indication(s) for use: |
|---|---|---|---|---|---|---|
| | | | | | | |
| | | | | | | |
| | | | | | | |
| | | | | | | |
| | | | | | | |
| | | | | | | |
| | | | | | | |
| | | | | | | |

## Adverse Event(s): (include signs/symptoms, relevant tests/ laboratory data, diagnosis & course. Please attach de-identified copies of relevant medical reports/results)

bioCSL * Product safety * Scientific Affairs * 63 Poplar Road * Parkville, Victoria Australia 3052 * Fax +61-3-9389-1454 * Email ProductSafety@bioCSL.com.au

*© bioCSL , 2015 CONTROLLED DOCUMENT*

*This document is subject to copyright and is confidential. This document has been prepared solely for the use of bioCSL. Any unauthorised use or disclosure or copying is strictly prohibited.*

Edition: 4.00 Printed : 5 August 2015 Page 1 of 2

Copy No.

Schedule 7.5-12

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

FRM-7286 Adverse Event Report Form

## Adverse Event Details:

| Adverse Event | Start Date : (date/time) | Stop date/time: (if applicable) | Outcome | Reporter's Causality/Relatedness |
|---|---|---|---|---|
| 1. | | | | |
| 2. | | | | |
| 3. | | | | |
| 4. | | | | |
| 5. | | | | |
| 6. | | | | |
| 7. | | | | |
| 8. | | | | |

**Treatment of Adverse Event(s):**

**Classification of report:**

- ☐ Overdose
- ☐ Misuse
- ☐ Abuse
- ☐ pregnancy
- ☐ Lactation
- ☐ Off-label use
- ☐ Medication error
- ☐ Occupational exposure
- ☐ Lack of effect
- ☐ Quality defect
- ☐ Falsified (counterfeit) product
- ☐ Drug/food interaction
- ☐ Unexpected therapeutic benefit

**Dechallenge/Rechallenge:**

**Event(s) abated after stopping suspect product?**

☐ Yes ☐ No ☐ Not applicable

**Event(s) reappeared after reintroduction?**

☐ Yes ☐ No ☐ Not applicable

**Overall Outcome:**

- ☐ Recovered (dd/mmm/yyyy)
- ☐ Recovered with sequelae (please specify)
- ☐ Permanently disabled
- ☐ Died
- ☐ Not yet recovered
- ☐ Unknown

**Overall Causality:**

- ☐ Certain/Highly probable
- ☐ Probable
- ☐ Possible
- ☐ Unlikely
- ☐ Unassessable
- ☐ Unrelated

Is the case Serious? ☐ Yes ☐ No

If Yes to the above, please provide reason for seriousness:

- ☐ Resulted in death
- ☐ Was life-threatening
- ☐ Caused a persistent or significant disability/incapacity
- ☐ Required intervention to prevent permanent impairment/damage
- ☐ Resulted in a Congenital anomaly/birth defect
- ☐ Caused Hospitalisation – initial or prolonged
- ☐ Involved suspected transmission of an infectious agent
- ☐ Other (Important medical event): please justify)

**For a case that resulted in death please provide:**

Date of death: Cause of death: Autopsy performed: (tick if yes) ☐

## Reporter Information:

This form requests information about you, the reporter/treating doctor, and may be used by bioCSL for follow up investigations. Information is retained by bioCSL as part of bioCSL's AE database, for as long as required for this purpose or as required by law. To access this information, to the extent authorised by applicable privacy laws, please contact bioCSL.

| Reporter Details: | Details of Treating Doctor (if different from Reporter): |
|---|---|
| Name | Name |
| Occupation | Occupation |
| Organisation/Address | Organisation/Address |
| Telephone | Telephone |
| Email | Email |
| Date & Signature: ______ | Date & Signature: ______ |

**For Consumer Reports:** Has the patient given consent to CSL to follow up the AE report with the healthcare professional? yes ☐ no ☐

**For all other reports:** Has the reporter given consent to provide further information (ie. follow-up) if required? yes ☐ no ☐

**For non-bioCSL manufactured product reports:** Has reporter provided consent to transmit personal details to a third party? yes ☐ no ☐

## Administrative Information (Internal Use Only)

| | |
|---|---|
| Date of first receipt : (dd/mmm/yyyy) | Date sent to bioCSL Product Safety: |
| Report received by: (name) | WAVES Case number: |
| Company /Department: | Medical Information number: |

Edition: 4.00 Printed : 5 August 2015 Page 2 of 2

Schedule 7.5-13

Schedule 9.3(c)
Form of Net Sales Report

Period ended: _________________

Total
Gross Sales (Excluding Stockpile Sales)	$
Deductions from Commercial Gross Sales:[1]	$
(a) trade discounts	$
(b) quantity discounts	$
(c) cash discounts	$
(d) excise, sales and other consumption taxes and custom duties to the extent included in the invoice price	$
(e) freight, handling, insurance and other transportation or distribution charges and fees to the extent included in the invoice price	$
(f) amounts repaid, credited or accrued by reason of rejections or recalls (but not other returns) or because of chargebacks, allowances, adjustments, refunds or billing errors	$
(g) payments and rebates related to the sale of such Licensed Products accrued, paid or deducted pursuant to agreements (including, but not limited to, managed care agreements) with Third Parties or governmental regulations;	$
(h) any amounts actually written off or specifically identified as uncollectible, in accordance with GAAP consistently applied;	$
(i) any other similar and customary deductions taken in accordance with GAAP consistently applied and other deductions expressly permitted under the Agreement	$
Total deductions from Gross Sales (Excluding Stockpile Sales)	$
Current Period Commercial Net Sales $	Current Period Net Sales $
Royalty Payment Due[2]

Gross Sales from Stockpile Sales	$
Deductions from Gross Sales from Stockpile Sales:	$
(a) trade discounts	$

Schedule 9.3(c)-1

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

(b) quantity discounts	$
(c) cash discounts	$
(d) excise, sales and other consumption taxes and custom duties to the extent included in the invoice price	$
(e) freight, handling, insurance and other transportation or distribution charges and fees to the extent included in the invoice price	$
(f) amounts repaid, credited or accrued by reason of rejections, recalls or returns (but excluding returns under CSL Stockpile Sales other than defect or order error) or because of chargebacks, allowances, adjustments, refunds or billing errors	$
(g) payments and rebates related to the sale of such Licensed Products accrued, paid or deducted pursuant to agreements (including, but not limited to, managed care agreements) with Third Parties or governmental regulations;	$
(h) any amounts actually written off or specifically identified as uncollectible, in accordance with GAAP consistently applied;	$
(i) any other similar and customary deductions taken in accordance with GAAP consistently applied and other deductions expressly permitted under the Agreement	$
Total deductions from Gross Sales from Stockpile Sales	$
Current Period Net Sales from Stockpile Sales
Royalty Payment Due for Stockpile Sales

Total Royalty Due	$

________________________
1 For purposes of clarification, if a particular deduction falls under more than one category set forth above, such deduction shall only be taken once.

2 Royalty Payment Due shall be included only in the Net Sales report provided following the end of any calendar quarter.

Schedule 9.3(c)-2

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

Schedule 11.1

Press Release – Approved by CSL for release by BioCryst

BIOCRYST LICENSES WORLDWIDE RIGHTS TO COMMERCIALIZE RAPIVAB® INFLUENZA TREATMENT TO CSL LIMITED

Research Triangle Park, North Carolina, BioCryst Pharmaceuticals, Inc., (NASDAQ: BCRX) and CSL Limited (ASX:CSL; USOTC:CSLLY) – June 17, 2015 – BioCryst Pharmaceuticals, Inc., a pharmaceutical company focused on the development and commercialization of treatments for rare diseases, announced today that it has licensed RAPIVAB (peramivir injection) for the treatment of influenza to CSL Limited, a global biopharmaceutical company.

RAPIVAB is an intravenous (I.V.) treatment indicated in the U.S. for acute uncomplicated influenza in adults 18 years and older. It is also currently licensed for use in Japan and Korea, and is the first and only approved intravenous influenza treatment in the world.

RAPIVAB will be commercialized by CSL’s subsidiary, bioCSL, which specializes in influenza prevention through the supply of seasonal and pandemic influenza vaccine to global markets.

Under the terms of the agreement, bioCSL obtains worldwide rights to commercialize RAPIVAB, with the exception of Japan, Korea, Taiwan and Israel. BioCryst retains all rights to pursue pandemic stockpiling orders for RAPIVAB from the U.S. government, while bioCSL is responsible for government stockpiling outside the U.S.

“We are delighted to add RAPIVAB to our product portfolio,” said Dr John Anderson, General Manager and Senior Vice-President of bioCSL. “RAPIVAB is a specialty pharmaceutical that addresses an unmet medical need for the treatment of acute influenza in the hospital emergency room setting. It provides us with the exciting opportunity to enter a new market segment and extend our reach to a different customer group for the management of influenza-infected patients.”

Under the terms of the agreement, BioCryst will receive an upfront payment of $33.7 million from bioCSL, and may receive up to $12.0 million in additional payments related to the successful achievement of certain regulatory milestones. BioCryst will receive tiered royalties that are contingent upon certain net sales thresholds in the U.S. and the rest of the world, as well as a percentage of proceeds from government stockpiling purchases outside the U.S. In addition, bioCSL will purchase existing and in-process inventory of RAPIVAB for treatment of influenza patients in upcoming flu seasons.

Schedule 11.1-1

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

“With its expertise and global scale in influenza, bioCSL is the ideal partner to commercialize RAPIVAB in the U.S. and to work with us to pursue additional approvals in Europe, Canada and other rest of world markets. bioCSL has strong pandemic franchises and has successfully negotiated a number of significant government influenza product stockpiling contracts around the globe,” said Jon P. Stonehouse, President & Chief Executive Officer of BioCryst.  “This transaction maximizes the potential value of RAPIVAB and provides non-dilutive capital to BioCryst to fund our rare disease programs.”

About RAPIVAB® (peramivir injection)

Approved by FDA in December 2014, RAPIVAB (peramivir injection) is an intravenous (I.V.) viral neuraminidase inhibitor for the treatment of acute uncomplicated influenza in patients 18 years and older who have been symptomatic for no more than two days. Efficacy of RAPIVAB is based on clinical trials of naturally occurring influenza in which the predominant influenza infections were influenza A virus; a limited number of subjects infected with influenza B virus were enrolled. The efficacy of RAPIVAB could not be established in patients with serious influenza requiring hospitalization. In clinical studies, side effects with RAPIVAB were similar to placebo. The most common adverse reaction was diarrhea (RAPIVAB 8% vs 7% placebo). Similar to other neuraminidase inhibitors, there is a risk of neuropsychiatric events (confusion, delirium) and serious skin reactions. Visit www.rapivab.com to learn more.

In January 2010, Shionogi & Co., Ltd. launched intravenous peramivir in Japan under the name RAPIACTA® and in August 2010, Green Cross Corporation announced that it had received marketing and manufacturing authorization for I.V. peramivir in Korea under the name PeramiFlu®. It is estimated that more than one million patients have received peramivir treatment to date. In the U.S., RAPIVAB was developed under contract number HHSO10020070032C from the Biomedical Advanced Research and Development Authority (BARDA/HHS), a $234.8 million contract.

About BioCryst

BioCryst Pharmaceuticals designs, optimizes and develops novel small molecule drugs that block key enzymes involved in rare diseases. BioCryst currently has several ongoing development programs: oral inhibitors of plasma kallikrein for hereditary angioedema, including BCX4161, BCX7353 and several second generation compounds; and BCX4430, a broad spectrum viral RNA polymerase inhibitor. For more information, please visit the Company's website at www.BioCryst.com.

About CSL

CSL Limited (ASX:CSL) is a global biopharmaceutical company that develops, manufactures and markets biotherapies to prevent and treat rare and serious human diseases. CSL owns major facilities in Australia, Germany, Switzerland and the US, and employs over 13,000 people in 27 countries. CSL operates two subsidiary businesses, CSL Behring and bioCSL, which are underpinned by a significant Research and Development effort. For more information, please visit www.csl.com.au

Schedule 11.1-2

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

About bioCSL

Headquartered in Australia, bioCSL has been developing and manufacturing influenza vaccines for more than 50 years. It operates one of the world’s largest influenza vaccine production facilities and supplies both seasonal and pandemic influenza vaccines to global markets. bioCSL also markets a comprehensive range of vaccines and pharmaceuticals in the Australasia region and manufactures specialised Products of National Significance for Australia. Find more information at www.biocsl.com.au

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include: that the FDA may not approve peramivir for use in pediatric patients, or that FDA approval for pediatric use may be limited; demand for RAPIVAB in this flu season is unpredictable; the supply of RAPIVAB may be limited; the Company may not be able to successfully commercialize RAPIVAB; and that RAPIVAB may never be purchased by any government entity for stockpiling. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, all of which identify important factors that could cause the actual results to differ materially from those contained in BioCryst’s projections and forward-looking statements.

###

BCRXW

CONTACT: Robert Bennett, BioCryst Pharmaceuticals, +1-919-859-7910

Schedule 11.1-3

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

Press Release – Approved by BioCryst for release by CSL

NEWS RELEASE

Targeting: Business Media, Trade & Medical Media, Australia

CSL Acquires Exclusive Rights to Influenza Treatment

CSL Limited (ASX:CSL) today announced it has acquired exclusive rights to commercialise the influenza treatment, RAPIVAB®, from US-based company, BioCryst Pharmaceuticals Inc (NASDAQ: BCRX).

RAPIVAB (peramivir injection) is a single-dose intravenous treatment (IV) for acute uncomplicated influenza, which was developed under contract with the US Government as part of pandemic preparedness efforts. RAPIVAB It was approved for use in the US in December 2014 and is also licensed for use in Japan and South Korea. It is estimated that approximately 1 million patients have been treated with RAPIVAB to date.

RAPIVAB will be commercialised by CSL’s subsidiary, bioCSL, which specializes in influenza prevention through the supply of seasonal and pandemic vaccine to global markets.

Under the terms of the agreement, bioCSL will obtain exclusive worldwide rights to commercialise RAPIVAB, with the exception of Japan, Korea, Taiwan and Israel. BioCryst will retain responsibility for pandemic stockpiling of RAPIVAB in the US while bioCSL will have exclusive rights to pursue pandemic stockpiling outside the US.

“We are delighted to add RAPVIAB to our product portfolio” said Dr John Anderson, General Manager and Senior Vice-President of bioCSL. “RAPIVAB is a specialty pharmaceutical that addresses an unmet medical need for the treatment of acute influenza in the hospital emergency room setting. It provides us with the opportunity extend our influenza franchise to include both prevention and treatment options in seasonal and pandemic settings”.

Under the terms of the agreement, BioCryst will receive an upfront payment of $33.7 million which bioCSL will capitalize at the time of payment and subsequently amortize. BioCryst may receive up to $12 million in additional payments related to the successful achievement of certain regulatory milestones. BioCryst will also receive tiered royalties that are contingent upon certain net sales thresholds in the US and rest of the world, and a payment on proceeds from stockpiling purchases outside the US.

“With its expertise and global scale in influenza, bioCSL is the ideal partner to commercialize RAPIVAB in the US and to pursue additional approvals in other markets around the world. bioCSL’s strong pandemic experience with national governments in various regions means it is also well placed to expand RAPIVAB as a stockpiling option,” said Jon P. Stonehouse, President & Chief Executive Officer of BioCryst.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked "***" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application with the Commission.

Press Release – Approved by BioCryst for release by CSL

About RAPIVAB® (peramivir injection)

Approved by FDA in December 2014, RAPIVAB (peramivir injection) is an intravenous (IV) viral neuraminidase inhibitor for the treatment of acute uncomplicated influenza in patients 18 years and older who have been symptomatic for no more than two days. In January 2010, Shionogi & Co., Ltd. launched IV peramivir in Japan under the name RAPIACTA® and in August 2010, Green Cross Corporation announced that it had received marketing and manufacturing authorization for IV peramivir in Korea under the name PeramiFlu®. It is estimated that more than one million patients have received peramivir treatment to date. The recommended dose of RAPIVAB in most adult patients 18 years of age or older with acute uncomplicated influenza is a single 600 mg dose, administered via intravenous infusion for 15 to 30 minutes. RAPIVAB was developed under contract number HHSO10020070032C from the Biomedical Advanced Research and Development Authority (BARDA/HHS), a $234.8 million contract.

RAPIVAB is not approved or available in Australia.

About BioCryst

BioCryst Pharmaceuticals designs, optimizes and develops novel small molecule drugs that block key enzymes involved in rare diseases. BioCryst currently has several ongoing development programs: oral inhibitors of plasma kallikrein for hereditary angioedema, including BCX4161, BCX7353 and several second generation compounds; and BCX4430, a broad spectrum viral RNA polymerase inhibitor. For more information, please visit www.biocryst.com.

About CSL Limited

CSL Limited (ASX:CSL) is a global biopharmaceutical company that develops, manufactures and markets biotherapies to prevent and treat rare and serious human diseases. CSL owns major facilities in Australia, Germany, Switzerland and the US, and employs over 13,000 people in more than 27 countries. CSL operates two subsidiary businesses, CSL Behring and bioCSL, which are underpinned by a significant Research and Development effort. For more information, please visit www.csl.com.au.

About bioCSL

Headquartered in Australia, bioCSL has been developing and manufacturing influenza vaccines for more than 50 years. It operates one of the world’s largest influenza vaccine production facilities and supplies both seasonal and pandemic influenza vaccines to global markets. bioCSL also markets a comprehensive range of vaccines and pharmaceuticals in the Australasia region and manufactures specialised Products of National Significance for Australia. Find more information at www.biocsl.com.au.